Exhibit 10.17

AMENDED AND RESTATED CREDIT AGREEMENT

among

AMERICAN CRYSTAL SUGAR COMPANY,

as Borrower,

VARIOUS LENDERS,

and

COBANK, ACB,

as Administrative Agent and Lead Arranger

$494,556,602 Credit Facilities

EXHIBITS AND SCHEDULES

Exhibit A	Commitments and Addresses
Exhibit B	Borrowing Base Certificate
Exhibit C	Pricing Grid
Exhibit D	Revolving Credit Facility Note
Exhibit E	Revolving Term Loan T01 Note
Exhibit F	Revolving Term Loan T06 Note
Exhibit G	Revolving Letter of Credit Note
Exhibit H	Borrowing Request
Exhibit I	Notice of Conversion to LIBO Rate
Exhibit J	Notice of Conversion to Quoted Rate
Exhibit K	Notice of Rollover of LIBO Rate
Exhibit L	Notice of Rollover of Quoted Rate
Exhibit M	Certificate of Officer as to Financial Statements
Exhibit N	Assignment and Assumption
Exhibit O	Initial Farm Credit Participants and Voting Participants

Schedule 4.1	Doing Business Names; Business Locations
Schedule 4.4	Capitalization; Organization Chart
Schedule 4.7	Litigation
Schedule 4.11	Plans
Schedule 4.12	Environmental Compliance
Schedule 4.18	Licenses, Compliance with Laws, Other Agreements
Schedule 6.1	Outstanding Liens
Schedule 6.2	Outstanding Indebtedness
Schedule 6.3	Outstanding Guaranties
Schedule 6.4	Additional Investments

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of July 30, 2009, by and among AMERICAN CRYSTAL SUGAR COMPANY, a cooperative corporation formed under the laws of the State of Minnesota (the “Borrower”), the several banks and other financial institutions from time to time party hereto as lenders (the “Lenders”), and COBANK, ACB, a federally chartered banking organization (“CoBank”), in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

The Borrower and the Administrative Agent, as a Lender, are parties to an Amended and Restated Loan Agreement dated as of July 31, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Prior Credit Agreement”).

The Borrower and, subject to the terms and conditions set forth herein, the Administrative Agent and the Lenders now desire to amend and restate the Prior Credit Agreement in its entirety.

ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)           The terms defined in the preamble have the meanings therein assigned to them.

(b)           The terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular.

(c)           All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

(d)           References to documents (including this Agreement) shall be deemed to include all subsequent amendments, renewals, replacements, extensions and other modifications thereto and restatements thereof, but only to the extent not prohibited by the terms of any Loan Document.

“Account Debtor” means any Person who is obligated under an Account.

“Accounts” means the aggregate unpaid obligations of customers and other account debtors of an Obligor arising out of the sale of goods or the rendition of services by such Obligor on an open account or deferred payment basis.

“Act” has the meaning specified in Section 9.18.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a loan of funds by a Lender to the Borrower under a Facility.

“Affiliate” means, with respect to a Person, (a) any officer of such Person or member of the Governing Board of such Person; (b) any Person who, individually or with his immediate family owns or holds more than 10% of the voting interest in the subject Person; and (c) any Person controlled by, controlling or under common control with such Person, including (but not limited to) any Subsidiary of such Person.  For purposes of this definition, “control,” when used with respect to a Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that for purposes of this Agreement no Administrative Agent nor any Lender shall be deemed to be an Affiliate of any Obligor.  Unless otherwise specified, “Affiliate” means an Affiliate of the Borrower.

“Aggregate Commitment Amount” means the sum of the Aggregate Revolving Credit Facility Commitment Amount, the Aggregate Revolving Letter of Credit Commitment Amount, the Aggregate Revolving Term Loan T01 Commitment Amount and the Aggregate Revolving Term Loan T06 Commitment Amount then in effect.

“Aggregate Revolving Credit Facility Commitment Amount” means $320,000,000, constituting the sum of the Revolving Credit Facility Commitments of all Lenders, subject to adjustment in accordance with Section 2.16(a).

“Aggregate Revolving Letter of Credit Commitment Amount” means $60,849,200, constituting the sum of the Revolving Letter of Credit Commitments of all Lenders, subject to adjustment in accordance with Section 2.16(a).

“Aggregate Revolving Term Loan T01 Commitment Amount” means $48,707,402, constituting the sum of the Revolving Term Loan T01 Commitments of all Lenders, subject to adjustment in accordance with Section 2.16(a).

“Aggregate Revolving Term Loan T06 Commitment Amount” means $65,000,000, constituting the sum of the Revolving Term Loan T06 Commitments of all Lenders, subject to adjustment in accordance with Section 2.16(a).

“Aggregate Short-Term Loan Amount” means the sum of (a) the Revolving Credit Facility Outstanding Amount, (b) the principal amount outstanding of all Commodity Credit Corporation Loans, and (c) the principal amount outstanding of all commercial paper issued by any Obligor.

“Agreement” means this Amended and Restated Credit Agreement and all exhibits and schedules hereto.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of that Lender’s interest, in substantially the form of Exhibit N or any other form approved by the Administrative Agent.

“Average Interest Expense” means the Interest Expense for the most recent eight Fiscal Quarters, divided by two.

“Average Net Funds Generated” means the Net Funds Generated for the most recent eight Fiscal Quarters, divided by two.

“Base Rate” means, for any day, an annual rate equal to (a) the applicable Margin, plus (b) the higher of (i) the Prime Rate, or (ii) one hundred fifty basis points plus the rate obtained by dividing the applicable Floating LIBO Rate then in effect by a percentage equal to 1.00 minus the applicable percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirements applicable to eurodollar fundings (currently referred to as “Eurocurrency Liabilities” in Regulation D) or any other maximum reserve requirements applicable to a member bank of the Federal Reserve System with respect to such eurodollar fundings.

“Base Rate Advance” means any Advance that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Loan” means any Loan that bears interest at a rate determined by reference to the Base Rate, including Base Rate Advances.

“Borrower” has the meaning specified in the preamble.

“Borrowing” means a borrowing by the Borrower under a Facility, consisting of the aggregate of all Advances made by the Lenders to the Borrower.

“Borrowing Base” means, at any time, an amount equal to the sum of:

(a)           80% of the Eligible Accounts; and

(b)           75% of the Eligible Net Inventory;

in any case, computed in accordance with the most recent Borrowing Base Certificate submitted to, and accepted by, the Administrative Agent.

“Borrowing Base Certificate” means a certificate in substantially the form attached hereto as Exhibit B, duly completed and certified by the Borrower, pursuant to which the Borrower sets forth each element of the Borrowing Base and its calculation as of a particular date.

“BSA” has the meaning specified in Section 5.3.

“Business Day” means any day other than a Saturday or Sunday on which national banks are required to be open for business in Denver, Colorado, and, in addition, if such day relates to a LIBOR Loan or fixing of a LIBO Rate, a day on which dealings in U.S. dollar deposits are carried on in the London interbank eurodollar market.

“Capital Expenditures” means, with respect to any Person, the cost of any real property, plant and equipment, and any other fixed asset or improvement, or replacement, substitution or addition thereto which is required by GAAP to be included in or reflected as property, plant and equipment or similar fixed assets on the balance sheet of such Person, having useful life of more than one (1) year, or any other payment which is otherwise required to be capitalized, including as a cost the aggregate amount of expenses, charges, goods exchanged or services rendered or payments due or arising in connection with the direct or indirect acquisition of such assets or improvements, replacements, substitutions or additions by way of increased product or service charges or offset items or barter exchange or in connection with Capital Leases, and the entire principal amount of any Debt assumed or incurred in connection therewith, in each case without duplication; provided, however, that Capital Expenditures shall not include expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property of such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, membership interests or other equivalents (however designated) of such Person’s capital stock or equity, whether now outstanding or issued after the date hereof, including all common stock, preferred stock, partnership interests and limited liability company member interests.

“Capitalization” means, with respect to any Person as of any Covenant Compliance Date, the aggregate of such Person’s (a) Long-Term Debt and (b) Shareholders’ Equity.

“Capitalization Ratio” means, with respect to any Person as of any Covenant Compliance Date, the ratio of such Person’s (a) Long-Term Debt to (b) Capitalization.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law, but having general applicability to all within a class of similarly-situated Persons) by any Governmental Authority.

“Change of Control” means any event, circumstance or occurrence that results in (a) any Person or two or more Persons acting in concert (other than the current holders of the Capital Stock of the Borrower) directly or indirectly acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of the Capital Stock of the Borrower representing 50% or more of the combined voting power of all Capital Stock of the Borrower entitled to vote in the election of directors; (b) any Person or two or more Persons acting in concert (other than the current holders of the Capital Stock of the Borrower) acquiring by contract or otherwise, or entering into a contract or arrangement that upon consummation will result in its or their acquisition of, control over the Capital Stock of the Borrower representing 50% or more of the combined voting power of all Capital Stock of the Borrower entitled to vote in the election of directors; or (c) the Borrower failing to own, directly or indirectly through another wholly-owned Subsidiary, all issued and outstanding Capital Stock of each other Obligor.

“Closing Date” means the date of this Agreement.

“CoBank” has the meaning specified in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all real and personal property in which the Administrative Agent, on behalf of the Lenders, has been granted a Lien pursuant to any Security Document, together with all substitutions and replacements for, and products and proceeds of, any of the foregoing.

“Commitment” means, with respect to any Lender, the Revolving Credit Facility Commitment, the Revolving Term Loan T01 Commitment, the Revolving Term Loan T06 Commitment or the Revolving Letter of Credit Commitment, as the context requires.

“Commitment Amount” means the Aggregate Revolving Credit Facility Commitment Amount, the Aggregate Revolving Letter of Credit Commitment Amount, the Aggregate Revolving Term Loan T01 Commitment Amount or the Aggregate Revolving Term Loan T06 Commitment Amount, as the context requires and subject to adjustment in accordance with Section 2.16.

“Commitment Termination Date” means the Revolving Credit Facility Termination Date, the Revolving Term Loan T01 Commitment Termination Date, the Revolving Term Loan T06 Commitment Termination Date and the Revolving Letter of Credit Commitment Termination Date, as the context requires.

“Commodity Credit Corporation Loans” means any advance of funds from the Commodity Credit Corporation to any Obligor with a maturity date not in excess of 365 days.

“Communications” has the meaning specified in Section 9.5(a).

“Consolidated Group” means the Borrower and its Consolidated Subsidiaries, including but not limited to each Guarantor.

“Consolidated Subsidiary” means at any time, any Subsidiary, the accounts of which are or should, in accordance with GAAP, be consolidated with those of the Borrower in its consolidated financial statements at such time.

“Covenant Compliance Date” means the last day of each Fiscal Quarter of the Borrower.

“Covenant Computation Period” means the 12 consecutive calendar months immediately preceding and ending on a Covenant Compliance Date.

“Credit Exposure” means, with respect to any Lender, (a) at all times prior to termination of the Commitments, the aggregate amount of such Lender’s Commitments; and (b) thereafter, such Lender’s Facility Outstanding Amount.

“Credit Extension” means the making of any Advance, the conversion to, or continuation of, any LIBOR Loan or the issuance of any Letter of Credit.

“Debt” means, with respect to any Person, without duplication:  (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (d) all obligations of such Person as lessee under Capital Leases that have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP; (e) all indebtedness secured by a Lien on any asset of such Person, whether or not such indebtedness has been assumed by such Person; (f) all indebtedness and other obligations of others guaranteed by such Person; (g) all net obligations of such Person under currency, commodity or interest rate swap program or any similar agreement, arrangement or undertaking relating to fluctuations in commodity prices, currency values or interest rates, including but not limited to Rate Hedging Obligations; (h) all obligations, contingent or otherwise, with respect to the face amount of letters of credit (whether or not drawn) and bankers’ acceptances issued for the account of such Person; (i) all Redeemable Capital Stock of such Person; (j) all obligations of such Person arising under Synthetic Leases; and (k) all obligations of such Person to advance funds to, or purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person.  For all purposes of this Agreement, the Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer; provided, that the portion (if any) of any such Debt that exceeds the amount of such Debt as to which there is recourse to such Person shall not be included hereunder as Debt of such Person.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” has the meaning specified in Section 2.10(d).

“Defaulting Lender” means at any time, any Lender that, at such time:  (a) has failed to make an Advance required pursuant to the terms of this Agreement; (b) has failed to pay to any Lender Party an amount owed by such Lender pursuant to the terms hereof; (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official; or (d) has notified the Administrative Agent or the Borrower that such Lender does not intend to comply with its obligation to make further Advances or other payments as required under this Agreement.

“Director” means, with respect to any Person, (a) if such Person is a corporation, a member of the board of directors of such Person, (b) if such Person is a limited liability company, a governor, manager or managing member of such Person, and (c) if such Person is a partnership, a general partner of such Person.

“Disclosed Information” has the meaning specified in Section 9.8.

“Eligible Accounts” means all unpaid Accounts arising from a bona fide sale or rendition of services by an Obligor in the ordinary course of business on usual and ordinary terms, evidenced by an invoice and net of any applied or unapplied credits or other allowance (with any such unapplied credits or other allowances being applied to the most current Account of an Obligor); provided, however, that the following shall in no event be deemed Eligible Accounts:

(a)           that portion of Accounts over ninety (90) days past the specified due date;

(b)           Accounts owed by any unit of government, whether foreign or domestic, unless such Account is a U.S. government obligation and the Lenders’ pledge and assignment of such Account has been confirmed by duly acknowledged and accepted documents complying with the Assignment of Claims Act and delivered to and approved by the Administrative Agent;

(c)           that portion of Accounts that are conditional, disputed or subject to a known claim of offset or a contra Account or with respect to which a defense, counterclaim, right to discount or deduction has been asserted;

(d)           Accounts that are owed by an Account Debtor whose principal corporate office is located outside the United States or Canada unless the Account is supported by a letter of credit issued by a bank acceptable to the Administrative Agent;

(e)           Accounts owed by an Account Debtor that is the subject of dissolution, liquidation, bankruptcy proceedings or has gone out of business;

(f)            Accounts owed by an Affiliate of any Obligor and Accounts with Account Debtors with whom any Obligor is obligated with respect to goods sold or services rendered by such Account Debtor;

(g)           Accounts that are subject to any Lien other than Permitted Liens;

(h)           that portion of Accounts that has been restructured, extended, amended or modified as a result of an Account Debtor’s inability to pay; and

(i)            that portion of Accounts that are billed before the rendition of services by the applicable Obligor or that constitute a finance charge, service charge or interest.

“Eligible Lender” means:  (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; or (c) a Person controlled by, controlling, or under common control with any entity identified in clause (a) or (b) above.

“Eligible Net Inventory” means, at any time of determination, Net Inventory of any Obligor that arose in the ordinary course of business of such Obligor; provided, however, no Net Inventory shall be Eligible Net Inventory unless it satisfies each of the following requirements:

(a)           such Net Inventory is located in the United States on real property assets that are either (i) owned by the Obligor, free and clear of any Liens other than Permitted Liens, or (ii) located in or with, as the case may be, a public warehouse or leased premises;

(b)           the Obligor has full and unqualified right to assign and grant a Lien in such Net Inventory to the Administrative Agent for the benefit of the Lender Parties;

(c)           the Obligor has full and lawful title to such Net Inventory, free and clear of all Liens other than the Permitted Liens;

(d)           such Net Inventory does not consist of:  (i) items in the custody of third parties for processing, manufacture or on consignment, or on a bill-and-hold, cash-on-delivery or guaranteed sale basis; (ii) items in the Obligor’s possession, but intended by the Obligor for return to the suppliers thereof; (iii) items belonging to third parties that have not been consigned to the Obligor; (iv) items in the Borrower’s custody and possession on a sale-on-approval or sale-or-return basis subject to any other repurchase or return agreement; (v) items that are finished goods that do not meet the specifications of the purchase order for such goods; (vi) hazardous materials or goods that can be transported or sold only with licenses that are not readily available; and

(e)           such Net Inventory that (i) is not obsolete, unsalable, slow moving, damaged or otherwise unfit for sale or further processing in the ordinary course of the Obligor’s business; (ii) does not consist of display items, packing or shipping materials, manufacturing surplus or replacement parts; and (iii) is covered by the casualty insurance of such Obligor that is required to be maintained pursuant to the terms of this Agreement.

“Environmental Laws” has the meaning specified in Section 4.12.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is, along with an Obligor, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code.

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by, or on account of, any obligation of the Borrower hereunder:  (a)        taxes imposed on, or measured by, its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located; (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located; and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.19(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.19(a).

“Existing Indebtedness” means, collectively, the Existing Revolving Loan, the Existing Revolving Term Loan T01, the Existing Revolving Term Loan T06 and the Existing Revolving Letter of Credit Loan.

“Existing Revolving Letter of Credit Loan” means the loan from CoBank to the Borrower in the outstanding principal amount of $60,849,200 evidenced by the promissory note of the Borrower dated July 25, 2007 payable to the order of CoBank.

“Existing Revolving Loan” means the loan from CoBank to the Borrower in the outstanding principal amount of $345,000,000 evidenced by the promissory note of the Borrower dated November 3, 2006 payable to the order of CoBank.

“Existing Revolving Term Loan T01” means the loan from CoBank to the Borrower in the outstanding principal amount of $48,707,402 evidenced by the promissory note of the Borrower dated July 31, 2006 payable to the order of CoBank.

“Existing Revolving Term Loan T06” means the loan from CoBank to the Borrower in the outstanding principal amount of $65,000,000 evidenced by the promissory note of the Borrower dated July 31, 2006 payable to the order of CoBank.

“Facility” means the Revolving Credit Facility, the Revolving Term Loan T01 Facility, the Revolving Term Loan T06 Facility or the Revolving Letter of Credit Facility, as the context requires.

“Facility Outstanding Amount” means the Revolving Credit Facility Outstanding Amount, the Revolving Term Loan T01 Facility Outstanding Amount, the Revolving Term Loan T06 Facility Outstanding Amount or the Revolving Letter of Credit Facility Outstanding Amount, as the context requires.

“Farm Credit Lender” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

“Farm Credit Lender Equities” has the meaning specified in Section 9.20.

“Federal Funds Rate” means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of federal funds transactions in New York City, as selected by the Administrative Agent in its discretion.

“Fee Letter” means the separate agreement of even date herewith between the Borrower and the Administrative Agent, setting forth certain fees to be paid by the Borrower to the Administrative Agent for the Administrative Agent’s own account or for the account of the Lenders, as more fully set forth therein.

“Financial Covenants” means the covenants contained in Sections 5.9, 5.10 and 5.11.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Fiscal Quarter” means each three-month period ending (a) within one week prior to or following the last Saturday in November, February and May of each Fiscal Year, and (b) August 31st of each Fiscal Year; and, in each instance, beginning on the subsequent day.

“Fiscal Year” means a calendar year commencing on September 1 and ending on August 31.

“Fixed Rate Loan” means any LIBOR Loan or Quoted Rate Loan.

“Floating LIBO Rate” means:  (a) the rate per annum determined by the Administrative Agent as of approximately 11:00 a.m. London time on the first Business Day of each calendar week by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars offered on the London interbank dollar market for a one month period (as displayed in the Bloomberg Financial Markets system or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates); or (b) if such rate cannot be determined, the rate per annum equal to the rate determined by the Administrative Agent in accordance with Section 2.8 to be a rate at which U.S. dollar deposits are offered to major banks in the London interbank eurodollar market for funds to be made available on the first Business Day of each calendar week and maturing in one month, in each case rounded upwards, if necessary, to the nearest 1/16 of 1%; provided, however, that upon an Unusual LIBOR Event, Floating LIBO Rate shall mean any similar successor rate designated by the Administrative Agent in its reasonable discretion.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Funded Debt” of any Person means all Debt of such Person, including but not limited to all Subordinated Debt of such Person, other than any such Debt described in clauses (g) and (k) of the definition of “Debt” herein (including guaranties of any such items of Debt).

“GAAP” means generally accepted accounting principles as in effect on the Closing Date and applied on a basis consistent with the accounting practices applied in the financial statements of the Borrower referred to in Section 4.5, except for any change in accounting practices to the extent that, due to a promulgation of the Financial Accounting Standards Board changing or implementing any new accounting standard, the Borrower either (a) is required to implement such change, or (b) for future periods will be required to and for the current period may in accordance with generally accepted accounting principles implement such change, for its financial statements to be in conformity with generally accepted accounting principles (any such change is hereinafter referred to as a “Required GAAP Change”), provided that (i) the Borrower shall fully disclose in such financial statements any such Required GAAP Change and the effects of the Required GAAP Change on the Borrower’s income, retained earnings or other accounts, as applicable, and (ii) the Financial Covenants shall be adjusted as necessary to reflect the effects of such Required GAAP Change, provided that if the Required Lenders and the Borrower cannot agree on such adjustments, the Financial Covenants will be calculated without giving effect to the Required GAAP Change.

“Governing Board” means, with respect to any corporation, limited liability company or similar Person, the board of directors, board of governors or other body or entity that sets overall institutional direction for such Person.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means Sidney Sugars Incorporated, a Minnesota corporation.

“Guaranty” means the Amended and Restated Guaranty of even date herewith from Sidney Sugars Incorporated, a Minnesota corporation and a Subsidiary of the Borrower, in favor of the Agent, for the benefit of the Lender Parties, guaranteeing all present and future Obligations.

“Hazardous Substance” means any asbestos, urea-formaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Laws.

“Increased Facility Amount” has the meaning specified in Section 2.16(b).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 9.6(b).

“Initial Farm Credit Participants” has the meaning specified in Section 9.19.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Intercreditor Agreement” means the Amended and Restated Intercreditor and Collateral Agency Agreement of even date herewith among CoBank, as collateral agent; the Lenders, as bank lenders; John Hancock Mutual Life Insurance Company, John Hancock Variable Life Insurance Company, the Paul Revere Life Insurance Company and John Hancock Life Insurance Company of Vermont, as noteholders; and the Additional Creditors, as defined therein.

“Interest Coverage Ratio” means, with respect to any Person, for the applicable Covenant Computation Period, the ratio of (a) such Person’s Average Net Funds Generated, to (b) such Person’s Average Interest Expense.

“Interest Expense” means, with respect to any Person for the applicable period, the aggregate consolidated amount of interest paid, accrued or scheduled to be paid in respect of any Debt of such Person, including, but not limited to and without duplication:  (a) accrued interest (whether or not paid) on all Debt; (b) the amortization of Debt discounts; (c) the amortization of all fees payable in connection with the incurrence of Debt to the extent included in interest expense; (d) that portion of any Capital Lease Payment that would constitute imputed interest as determined in accordance with GAAP; and (e) all fees and charges with respect to letters of credit issued for the account of such Person.

“Interest Payment Date” means:  (a)  with respect to each LIBOR Loan, the last day of the Interest Period applicable thereto (and, if such Interest Period is longer than three months, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period); (b) with respect to each Base Rate Loan or Quoted Rate Loan, the 10th day of each calendar month; and (c) with respect to each Loan, the Maturity Date.

“Interest Period” means, relative to any LIBOR Loan, the period beginning on (and including) the date on which such LIBOR Loan is made, or continued as, or converted into, a LIBOR Loan pursuant to Section 2.2, 2.3, or 2.5 and shall end on (but exclude) the day that numerically corresponds to such date one, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to Section 2.2, 2.3 or 2.5; provided, however, that:

(a)           no more than five (5) different Interest Periods may be outstanding at any one time for each Facility;

(b)           if an Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a month, in which case such Interest Period shall end on the next preceding Business Day); and

(c)           no Interest Period may end later than the Maturity Date for the applicable Facility.

“Inventory” means all inventory of any Obligor, as such term is defined in the UCC, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

“Investment” means (a) the acquisition, purchase, making or holding of any Securities; (b) any loan, advance, contribution to capital or extension of credit (except for (i) trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms, and (ii) Investments of less than $7,500,000); (c) any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business); and (d) any purchase or commitment or option to purchase Securities or other debt of, or any interest in, another Person or any integral part of any business or the assets comprising such business or part thereof and the formation of, or entry into, any partnership as a limited or general partner or the entry into any joint venture.  The amount of any

Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original or any additional principal amount of any such Investment).

“Issuing Fee” has the meaning specified in Section 2.9(b).

“Knowledge” of a Person means the actual knowledge of any officer of such Person.

“Lease” means, with respect to any Person, any leasing or similar arrangement for the lease or use of any real or personal property of such Person, including, without limitation, any Capital Lease or Operating Lease.

“Lender” has the meaning specified in the preamble.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Letter of Credit Issuer and each Affiliate of any Lender to whom any Rate Hedging Obligations are owed.

“Letter of Credit” has the meaning specified in Section 2.9.

“Letter of Credit Documents” means such applications, reimbursement agreements and other documents as the Letter of Credit Issuer may require as a condition to issuing a Letter of Credit.

“Letter of Credit Exposure” means the sum of (a) the aggregate remaining available amount of all issued and outstanding Letters of Credit, and (b) amounts drawn under Letters of Credit for which the Letter of Credit Issuer has not been reimbursed with proceeds of a Borrowing or otherwise.

“Letter of Credit Facility” means the Revolving Credit Facility, the Revolving Term Loan T06 Facility or the Revolving Letter of Credit Facility, as applicable.

“Letter of Credit Fee” has the meaning specified in Section 2.9(b).

“Letter of Credit Issuer” means CoBank (or, as applicable, one of its Affiliates), in its separate capacity as issuer of Letters of Credit for the account of the Borrower pursuant to Section 2.9.

“Letter of Credit Lenders” means the Revolving Credit Facility Lenders, the Revolving Term Loan T06 Lenders or the Revolving Letter of Credit Lenders, as applicable.

“Letter of Credit Sublimit” means (a) $50,000,000 in respect of the Revolving Credit Facility, (b) $20,000,000 in respect of the Revolving Term Loan T06 Facility, and

(c) the Aggregate Revolving Letter of Credit Commitment Amount in respect of the Revolving Letter of Credit Facility; as the context requires.

“Level I,” “Level II,” and “Level III,” each means a Status as determined in accordance with the definition of “Margin.”

“LIBO Base Rate” means, with respect to an Interest Period: (a) the rate per annum determined by the Administrative Agent as of approximately 11:00 a.m. London time on the date two (2) Business Days before the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars offered on the London interbank dollar market for a period corresponding to the term of such Interest Period and in an amount comparable to the aggregate amount of the relevant Loan (as displayed in the Bloomberg Financial Markets system or any successor thereto or any other service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates), or (b) if such rate cannot be determined, the rate per annum equal to the rate determined by the Administrative Agent in accordance with Section 2.8 to be a rate at which U.S. dollar deposits are offered to major banks in the London interbank eurodollar market for funds to be made available on the first day of such Interest Period and maturing at the end of such Interest Period, in each case rounded upwards, if necessary, to the nearest 1/16 of 1%.

“LIBO Rate” means, with respect to an Interest Period, the rate obtained by adding (a) the applicable Margin to (b) the rate obtained by dividing (i) the applicable LIBO Base Rate by (ii) a percentage equal to 1.00 minus the applicable percentage (expressed as a decimal) prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirements applicable to eurodollar fundings (currently referred to as “Eurocurrency Liabilities” in Regulation D) or any other maximum reserve requirements applicable to a member bank of the Federal Reserve System with respect to such eurodollar fundings.

“LIBOR Advance” means any Advance that bears interest at a rate determined by reference to a LIBO Rate.

“LIBOR Loan” means any Loan that bears interest at a rate determined by reference to a LIBO Rate, including LIBOR Advances.

“License” has the meaning specified in Section 4.18.

“Lien” means any mortgage, deed of trust, lien, pledge, security interest or other charge or encumbrance, of any kind whatsoever, including but not limited to the interest of the lessor or titleholder under any Capital Lease, title retention contract or similar agreement.

“Loan” means a designated portion of outstanding principal indebtedness under one or more Facilities that bears interest at a rate determined by reference to a particular LIBO Rate, Base Rate or Quoted Rate, as the case may be.

“Loan Documents” means this Agreement, the Notes, the Guaranty, each Letter of Credit Document and the Security Documents.

“Long-Term Debt” means any Funded Debt of any Person having an original maturity greater than one year or renewable at the option of such Person for a period greater than one year from the date of original incurrence or issuance thereof, excluding, in any event, outstanding Advances under the Revolving Credit Facility.

“Margin” means, with respect to computation of the applicable interest rate on any Loans or the applicable Letter of Credit Fee or Unused Fee, as the case may be, the applicable increment set forth and described in the Pricing Grid, established as of the last day of each Fiscal Quarter according to the then-applicable Status.  Any adjustment in the applicable Margin shall not become effective until the first calendar day of the first month immediately following receipt by the Administrative Agent of financial statements relating to the last day of such Fiscal Quarter pursuant to Section 5.1.  If financial statements of the Consolidated Group necessary to establish the appropriate Margin hereunder are not received by the Administrative Agent on or prior to the date required pursuant to Section 5.1, the applicable Margin shall be determined as if Level III Status were in effect, and such Level III Status shall remain in effect until such time as the required financial statements are so received.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(a)           the business, financial condition, operations or prospects of the Obligors, taken as a whole;

(b)           the ability of an Obligor to perform its obligations under any Loan Document to which it is a party;

(c)           the validity, enforceability or collectibility of any Loan Document; or

(d)           the status, existence, perfection, priority or enforceability of any Lien granted pursuant to any Security Document.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, July 30, 2012; (b) with respect to the Revolving Term Loan T01 Facility, December 31, 2011; (c) with respect to the Revolving Term Loan T06 Facility, December 31, 2011; and (d) with respect to the Revolving Letter of Credit Facility, April 30, 2013.

“Mortgage” means each mortgage or deed of trust, as the case may be, from the appropriate Obligor owning real property, pursuant to which such Obligor grants the Administrative Agent, for the benefit of the Lender Parties, a Lien on such real property and related improvements to secure payment of the Secured Obligations and all amendments and supplements thereto and modifications thereof, including without limitation, the Primary Mortgage.

“Multi-Employer Plan” means a multi-employer plan (as defined in section 4001(a)(3) of ERISA) to which any Obligor or any ERISA Affiliate contributes or is obligated to contribute.

“Net Funds Generated” means, with respect to any Person for the applicable period, the sum of such Person’s:

(a)           unit retains, retained patronage, depreciation and amortization, Interest Expense, Net Income from non-member business, Tax Expense deducted in determining such Net Income, and cash distributions from joint ventures; minus

(b)           members’ investment retirements.

“Net Income” means, with respect to any Person for the applicable period, such Person’s after-tax net income as determined in accordance with GAAP.

“Net Inventory” means (a) all Inventory of any Obligor as determined on the basis of “Net Realizable Value”, less (b) crop payments to any Person by any Obligor.  For purposes of this definition of Net Inventory, “Net Realizable Value” means (i) the expected selling price of such Inventory, less (ii) the expected costs to complete and dispose of such Inventory, all as calculated in accordance with GAAP.

“Net Proceeds” means, with respect to any transaction, the gross proceeds from such transaction, less reasonable brokerage, legal, accounting and other fees and expenses, to the extent actually paid or payable in connection with such gross proceeds.

“Net Working Capital” means, as of any date of determination, the excess of current assets of the Consolidated Group (excluding cash and cash equivalents) over the current liabilities of the Consolidated Group.

“Non-Consenting Lender” has the meaning specified in Section 9.7.

“Note” means any Revolving Credit Facility Note, Revolving Term Loan T01 Note, Revolving Term Loan T06 Note or Revolving Letter of Credit Note.

“Notice” has the meaning specified in Section 9.5(b).

“Obligations” means (a) each and every debt, liability and other obligation of every type and description arising under or in connection with any of the Loan Documents that the Borrower may now or at any time hereafter owe to any Lender Party, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, due and owing to a Lender from the Borrower and all indebtedness, liabilities and obligations of the Borrower arising under or evidenced by the Notes; and (b) Rate Hedging Obligations.

“Obligor” means either the Borrower or a Guarantor, if any, including but not limited to any Person that becomes a Guarantor after the Closing Date pursuant to Section 5.8.

“OFAC” has the meaning specified in Section 5.3.

“Operating Lease” means, with respect to any Person, any leasing or similar arrangement for the lease or use of any equipment or other personal property assets that, in accordance with GAAP, would not be characterized as a Capital Lease.

“Organizational Documents” means (a) with respect to any corporation, the articles of incorporation and bylaws of such corporation; (b) with respect to any partnership, the partnership agreement of such partnership; (c) with respect to any limited liability company, the articles of organization and operating agreement of such company; and (d) with respect to any entity, any and all other shareholder, partner or member control agreements and similar organizational documents relating to such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in 9.3(d).

“Participation Agreements” has the meaning specified in Section 9.19.

“Patron” means a member of the Borrower.

“Pension Plan” means a pension plan (as defined in section 3(2) of ERISA) maintained for employees of any Obligor or any ERISA Affiliate and covered by Title IV of ERISA.

“Percentage” means, with respect to any Lender, the ratio of that Lender’s Credit Exposure to the aggregate Credit Exposure of all Lenders.  Where the context refers to a particular Facility, “Percentage” shall be determined with respect to that Facility only; provided, however, that from and after the occurrence of an Event of Default and during the continuance thereof, “Percentage” shall not be determined with respect to any particular Facility.

“Permitted Liens” has the meaning specified in Section 6.1.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Obligor or ERISA Affiliate.

“Platform” has the meaning specified in Section 9.5(a).

“Pricing Grid” means the pricing grid attached as Exhibit C.

“Primary Mortgage” means (a) that certain Restated Mortgage and Security Agreement Mortgage Short-Term Redemption dated as of September 15, 1998 from the Borrower to CoBank, as successor-in-interest to St. Paul Bank for Cooperatives, as collateral agent, which was recorded in Pembina County, North Dakota on September 23, 1998, Document No. 214908, Traill County, North Dakota on September 23, 1998, Document No. 149700, Clay County, Minnesota on September 23, 1998, Document No. 515813, and Polk County, Minnesota, on September 23, 1998, Document No. 563067; as amended by a Modification Agreement to Restated Mortgage and Security Agreement Mortgage Short-Term Redemption dated as of January 15, 2003, which was recorded in Pembina County, North Dakota on February 3, 2003, Document No. 224279, Traill County, North Dakota on February 3, 2003, Document No. 155874, Clay County, Minnesota on February 3, 2003, Document No. 572459, and Polk County, Minnesota on February 4, 2003, Document No. 600131; as amended by a Second Modification Agreement to Restated Mortgage and Security Agreement Mortgage Short-Term Redemption dated as of July 31, 2006, which was recorded in Pembina County, North Dakota on September 6, 2006, Document No. 231885, Traill County, North Dakota on September 6, 2006, Document No. 167053, Clay County, Minnesota, and Polk County, Minnesota on September 7, 2006, Document No. 632920; and as further amended by a Third Modification Agreement to Restated Mortgage and Security Agreement Mortgage Short-Term Redemption of even date herewith; and (b) that certain Mortgage and Security Agreement dated as of January 15, 2003 from the Guarantor to CoBank, as collateral agent, which was recorded in Richland County, Montana on January 31, 2003, Document No. 516256, Book B-178 at pages 540-577, as amended by a First Amendment to Mortgage and Security Agreement of even date herewith.

“Prime Rate” means, for any day, the rate of interest referred to as the “U.S. Prime Rate” as reported on such day in the Money Rates section of The Wall Street Journal, or, if The Wall Street Journal shall cease publication or publication of the “U.S. Prime Rate”, any similar successor rate designated by the Administrative Agent in its reasonable discretion. Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  CoBank or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Prior Credit Agreement” has the meaning specified in the preamble.

“Quoted Rate” means, for a Quoted Rate Period, the per annum rate quoted by the Administrative Agent in its sole discretion, pursuant to Section 2.7.

“Quoted Rate Advance” means any Advance that bears interest at a rate determined by reference to a Quoted Rate.

“Quoted Rate Loan” means any Loan that bears interest at a rate determined by reference to a Quoted Rate, including Quoted Rate Advances.

“Quoted Rate Period” means, relative to any Quoted Rate Loan, the period beginning on (and including) the date on which such Quoted Rate Loan is made, or continued as, or converted into, a Quoted Rate Loan pursuant to Sections 2.2(d), 2.4, 2.6 and 2.7 and shall end on (but exclude) the day that is determined by the Administrative Agent in its sole discretion, pursuant to Section 2.7; provided, however, that:

(a)           the Quoted Rate Period shall begin on a Business Day and shall continue for a period of not less than 30 days;

(b)           no more than ten (10) different Quoted Rate Periods may be outstanding at any one time for each Facility;

(c)           if a Quoted Rate Period would otherwise end on a day that is not a Business Day, such Quoted Rate Period shall end on the next following Business Day; and

(d)           no Quoted Rate Period may end later than the Maturity Date for the applicable Facility.

“Rate Hedging Arrangements” means any arrangement of a Person having the effect of hedging, limiting or putting a cap on, or collar around, the extent to which such Person would be adversely affected by fluctuations in interest rates, currency exchange rates, or commodity or energy prices.

“Rate Hedging Obligations” means any debt, liability or other obligation of any Obligor owing to any Lender or an Affiliate of a Lender with respect to any Rate Hedging Arrangements.

“Redeemable Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, (a) is or upon the happening of an event or passage of time would be required to be redeemed (for consideration other than shares of the common equity capital of such Person) on or prior to the Maturity Date; (b) is redeemable at the option of the holder thereof (for consideration other than shares of the common equity capital of such Person); or (c) is convertible into or exchangeable for debt securities.

“Register” has the meaning specified in Section 9.3(c).

“Reportable Event” means a reportable event (as defined in section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Required Lenders” means one or more Lenders (including Voting Participants in accordance with Section 9.3(g)) having an aggregate Percentage of at least 51%;

provided, however, that if any Lender is a Defaulting Lender at such time of determination, the Percentage of such Defaulting Lender (including any of such Defaulting Lender’s Voting Participants) shall be excluded from the determination of Required Lenders; provided, further, that at any time during which only one Lender exists, “Required Lenders” means the Lender.

“Required Payment” has the meaning specified in Section 2.17(c).

“Restricted Payment” means any payment on account of any shares, interests, participations, convertible debentures, warrants or other equivalents of any Obligor, including but not limited to any dividend or distribution and any payment in purchase, redemption, retirement or other acquisition thereof, or any other payment or distribution for any reason to or for the account or benefit of any Affiliate, together with any redemption or purchase of, or distribution in respect of, any of the foregoing; not including, however, (a) payments to officers and Directors of the Borrower in the ordinary course of business pursuant to market terms and conditions; (b) redemptions of any shares, equity interests, participation or other equivalents of a deceased member of an Obligor; and (c) the annual revolvement of unit retains, or retained patronage that occurs in the ordinary course of business.

“Revolving Credit Facility” means the revolving credit facility being made available to the Borrower by the Lenders pursuant to Section 2.1(a).

“Revolving Credit Facility Advance” means a loan of funds by a Lender to the Borrower under the Revolving Credit Facility, including Base Rate Loans, LIBOR Loans and Quoted Rate Loans made thereunder.

“Revolving Credit Facility Borrowing” means a Borrowing consisting of a Revolving Credit Facility Advance by each of the Revolving Credit Facility Lenders.

“Revolving Credit Facility Commitment” means, with respect to each Lender, (a) the amount so designated opposite such Lender’s name on Exhibit A, plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption; or (b) as the context may require, the obligation of such Lender to make Revolving Credit Facility Advances under Section 2.1(a) and participate in Letters of Credit in accordance with Section 2.9(c).

“Revolving Credit Facility Lender” means any Lender with a Revolving Credit Facility Commitment.

“Revolving Credit Facility Note” means a promissory note of the Borrower payable to a Lender in the amount of such Lender’s Revolving Credit Facility Commitment, in substantially the form of Exhibit D.

“Revolving Credit Facility Outstanding Amount” means, as of the date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Credit Facility Advances; and (b) the Letter of Credit Exposure under the Revolving Credit Facility.

“Revolving Credit Facility Termination Date” means the earlier of (a) the applicable Maturity Date for the Revolving Credit Facility; and (b) the date on which the Revolving Credit Facility Commitments are terminated pursuant to Section 2.16(a) or 7.2 or reduced to zero pursuant to Section 2.16(a).

“Revolving Letter of Credit Advance” means a loan of funds by a Lender to the Borrower under the Revolving Letter of Credit Facility, including Base Rate Loans, LIBOR Loans and Quoted Rate Loans made thereunder.

“Revolving Letter of Credit Borrowing” means a Borrowing consisting of a Revolving Letter of Credit Advance by each of the Revolving Letter of Credit Lenders.

“Revolving Letter of Credit Commitment” means, with respect to each Lender, (a) the amount so designated opposite such Lender’s name on Exhibit A, plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption; or (b) as the context may require, the obligation of such Lender to make Revolving Letter of Credit Advances under Section 2.1(d) and participate in Letters of Credit in accordance with Section 2.9(c).

“Revolving Letter of Credit Commitment Termination Date” means the earlier of (a) the applicable Maturity Date for such Facility; and (b) the date on which the Revolving Letter of Credit Commitments are terminated pursuant to Section 2.16(a) or 7.2 or reduced to zero pursuant to Section 2.16(a).

“Revolving Letter of Credit Facility” means the revolving credit facility being made available to the Borrower by the Lenders pursuant to Section 2.1(d).

“Revolving Letter of Credit Facility Outstanding Amount” means, as of the date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Letter of Credit Advances; and (b) the Letter of Credit Exposure under the Revolving Letter of Credit Facility.

“Revolving Letter of Credit Lender” means any Lender with a Revolving Letter of Credit Commitment.

“Revolving Letter of Credit Note” means a promissory note of the Borrower payable to a Lender in the amount of such Lender’s Revolving Letter of Credit Commitment, in substantially the form of Exhibit G.

“Revolving Term Loan T01 Advance” means a loan of funds by a Lender to the Borrower under the Revolving Term Loan T01 Facility, including Base Rate Loans, LIBOR Loans and Quoted Rate Loans made thereunder.

“Revolving Term Loan T01 Availability Termination Date” means August 1, 2010.

“Revolving Term Loan T01 Borrowing” means a Borrowing consisting of a Revolving Term Loan T01 Advance by each of the Revolving Term Loan T01 Lenders.

“Revolving Term Loan T01 Commitment” means, with respect to each Lender, (a) the amount so designated opposite such Lender’s name on Exhibit A, plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption; or (b) as the context may require, the obligation of such Lender to make Revolving Term Loan T01 Advances under Section 2.1(b).

“Revolving Term Loan T01 Commitment Termination Date” means the earlier of (a) the applicable Maturity Date for such Facility; (b) the Revolving Term Loan T01 Availability Termination Date; and (c) the date on which the Revolving Term Loan T01 Commitments are terminated pursuant to Section 7.2.

“Revolving Term Loan T01 Facility” means the revolving credit facility being made available to the Borrower by the Lenders pursuant to Section 2.1(b).

“Revolving Term Loan T01 Facility Outstanding Amount” means, as of the date of determination, the aggregate principal amount of all outstanding Revolving Term Loan T01 Advances.

“Revolving Term Loan T01 Lender” means any Lender with a Revolving Term Loan T01 Commitment.

“Revolving Term Loan T01 Note” means a promissory note of the Borrower payable to a Lender in the amount of such Lender’s Revolving Term Loan T01 Commitment, in substantially the form of Exhibit E.

“Revolving Term Loan T06 Advance” means a loan of funds by a Lender to the Borrower under the Revolving Term Loan T06 Facility, including Base Rate Loans, LIBOR Loans and Quoted Rate Loans made thereunder.

“Revolving Term Loan T06 Availability Termination Date” means August 1, 2010.

“Revolving Term Loan T06 Borrowing” means a Borrowing consisting of a Revolving Term Loan T06 Advance by each of the Revolving Term Loan T06 Lenders.

“Revolving Term Loan T06 Commitment” means, with respect to each Lender, (a) the amount so designated opposite such Lender’s name on Exhibit A, plus or minus any such amount assumed or assigned pursuant to any Assignment and Assumption; or (b) as the context may require, the obligation of such Lender to make Revolving Term Loan T06 Advances under Section 2.1(c).

“Revolving Term Loan T06 Commitment Termination Date” means the earlier of (a) the applicable Maturity Date for such Facility; (b) the Revolving Term Loan T06 Availability Termination Date; and (c) the date on which the Revolving Term Loan T06 Commitments are terminated pursuant to Section 7.2.

“Revolving Term Loan T06 Facility” means the revolving credit facility being made available to the Borrower by the Lenders pursuant to Section 2.1(c).

“Revolving Term Loan T06 Facility Outstanding Amount” means, as of the date of determination, (a) the aggregate principal amount of all outstanding Revolving Term Loan T06 Advances; and (b) the Letter of Credit Exposure under the Revolving Term Loan T06 Facility.

“Revolving Term Loan T06 Lender” means any Lender with a Revolving Term Loan T06 Commitment.

“Revolving Term Loan T06 Note” means a promissory note of the Borrower payable to a Lender in the amount of such Lender’s Revolving Term Loan T06 Commitment, in substantially the form of Exhibit F.

“Secured Obligations” means the Obligations arising under the Revolving Term Loan T01 Facility, the Revolving Term Loan T06 Facility and the Revolving Letter of Credit Facility.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Documents” means each Mortgage and each and every additional agreement entered into by any Obligor for the benefit of the Lender Parties to secure payment of the Obligations or the Secured Obligations or otherwise relating to any Collateral.

“Shareholder” means, with respect to any Person, the holder of any legal or beneficial interest in any Capital Stock of that Person.

“Shareholders’ Equity” means, with respect to any Person, the difference (positive only) between (a) the total assets of such Person and (b) the total liabilities of such Person, all calculated in accordance with GAAP.

“Subordinated Debt” means all Debt that has been subordinated to payment of the Obligations on terms and conditions satisfactory to the Required Lenders, in their sole discretion, as to the right and time of payment and as to any other rights and remedies thereunder.

“Subordination Agreement” means an agreement (in form and substance satisfactory to the Required Lenders) executed and delivered by each holder of Subordinated Debt in favor of the Administrative Agent, for the benefit of the Lender Parties, pursuant to which such Person subordinates payment of such Subordinated Debt or other obligations as therein provided to payment of the Obligations to the extent provided therein and all amendments and supplements thereto and modifications thereof.

“Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding Capital Stock having general voting power under ordinary circumstances to elect a majority of the Governing Board of such entity, irrespective of whether or not at the time stock or membership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by such Person.  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Synthetic Lease” means, with respect to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a Capital Lease, and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which such Person is the lessor.

“Tax Expense” means, with respect to any Person for the applicable period, the amount of such Person’s taxes payable in cash, and the current portion of any deferred taxes, as a result of income earned by such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state designated in Section 9.9(a) as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion hereof.

“Unused Fee” has the meaning specified in Section 2.14(a).

“Unusual LIBOR Event” means the occurrence of any of the events listed in Section 2.18(a)(i)-(iii).

“Voting Participant” has the meaning specified in Section 9.3(g).

“Voting Participant Notification” has the meaning specified in Section 9.3(g).

Section 1.2            Times.  All references to times of day in this Agreement shall be references to Denver, Colorado time unless otherwise specifically provided.

ARTICLE II
CREDIT FACILITIES

Section 2.1           Commitments as to Facilities.

(a)           Revolving Credit Facility.  Each Revolving Credit Facility Lender hereby agrees, on the terms and subject to the conditions herein set forth, including but not limited to satisfaction of all conditions set forth in Section 3.2, to make Revolving Credit

Facility Advances to the Borrower from time to time during the period from the Closing Date to and including the Revolving Credit Facility Termination Date, in an aggregate amount at any time outstanding not to exceed such Revolving Credit Facility Lender’s Percentage of each Borrowing from time to time requested by the Borrower under the Revolving Credit Facility; provided, however, that (i) the Aggregate Short-Term Loan Amount shall at no time exceed the Borrowing Base; and (ii) no Revolving Credit Facility Lender’s Percentage of the Revolving Credit Facility Outstanding Amount shall at any time exceed such Revolving Credit Facility Lender’s Revolving Credit Facility Commitment.  Within the above limits, the Borrower may obtain Revolving Credit Facility Advances, prepay Revolving Credit Facility Advances in accordance with the terms hereof and reborrow Revolving Credit Facility Advances in accordance with the applicable terms and conditions of this Article II.

(b)           Revolving Term Loan T01 Facility.  Each Revolving Term Loan T01 Lender hereby agrees, on the terms and subject to the conditions herein set forth, including but not limited to satisfaction of all conditions set forth in Section 3.2, to make Revolving Term Loan T01 Advances to the Borrower from time to time during the period from the Closing Date to and including the Revolving Term Loan T01 Commitment Termination Date, in an aggregate amount at any time outstanding not to exceed such Revolving Term Loan T01 Lender’s Percentage of each Borrowing from time to time requested by the Borrower under the Revolving Term Loan T01 Facility; provided, however, that no Revolving Term Loan T01 Lender’s Percentage of the Revolving Term Loan T01 Facility Outstanding Amount shall at any time exceed such Revolving Term Loan T01 Lender’s Revolving Term Loan T01 Commitment.  Within the above limits, the Borrower may obtain Revolving Term Loan T01 Advances, prepay Revolving Term Loan T01 Advances in accordance with the terms hereof and reborrow Revolving Term Loan T01 Advances in accordance with the applicable terms and conditions of this Article II.

(c)           Revolving Term Loan T06 Facility.  Each Revolving Term Loan T06 Lender hereby agrees, on the terms and subject to the conditions herein set forth, including but not limited to satisfaction of all conditions set forth in Section 3.2, to make Revolving Term Loan T06 Advances to the Borrower from time to time during the period from the Closing Date to and including the Revolving Term Loan T06 Commitment Termination Date, in an aggregate amount at any time outstanding not to exceed such Revolving Term Loan T06 Lender’s Percentage of each Borrowing from time to time requested by the Borrower under the Revolving Term Loan T06 Facility; provided, however, that no Revolving Term Loan T06 Lender’s Percentage of the Revolving Term Loan T06 Facility Outstanding Amount shall at any time exceed such Revolving Term Loan T06 Lender’s Revolving Term Loan T06 Commitment.  Within the above limits, the Borrower may obtain Revolving Term Loan T06 Advances, prepay Revolving Term Loan T06 Advances in accordance with the terms hereof and reborrow Revolving Term Loan T06 Advances in accordance with the applicable terms and conditions of this Article II.

(d)           Revolving Letter of Credit Facility.  Each Letter of Credit Lender hereby agrees, on the terms and subject to the conditions herein set forth, including but not limited to satisfaction of all conditions set forth in Section 3.2, to make Revolving Letter of Credit Advances to the Borrower from time to time during the period from the Closing Date to and including the Revolving Letter of Credit Commitment Termination Date, in an aggregate amount at any time outstanding not to exceed such Revolving Letter of Credit Lender’s Percentage of each Borrowing from time to time requested by the Borrower under the Revolving Letter of Credit Facility; provided, however, that (i) no Revolving Letter of Credit Lender’s Percentage of the Revolving Letter of Credit Facility Outstanding Amount shall at any time exceed such Revolving Letter of Credit Lender’s Revolving Letter of Credit Commitment and (ii) Revolving Letter of Credit Advances shall only be available hereunder to fund amounts drawn under Letters of Credit issued under the Revolving Letter of Credit Facility (or to reimburse a Letter of Credit Lender for its prior payment of such amounts).  Within the above limits, the Borrower may obtain Revolving Letter of Credit Advances, prepay Revolving Letter of Credit Advances in accordance with the terms hereof and reborrow Revolving Letter of Credit Advances in accordance with the applicable terms and conditions of this Article II, but only to the extent necessary to fund Letters of Credit.

Section 2.2           Procedures for Advances.

(a)           Borrowings.  Each Revolving Credit Facility Borrowing shall be funded by the Revolving Credit Facility Lenders; each Revolving Term Loan T01 Borrowing shall be funded by the Revolving Term Loan T01 Lenders; each Revolving Term Loan T06 Borrowing shall be funding by the Revolving Term Loan T06 Lenders; and each Revolving Letter of Credit Borrowing shall be funded by the Revolving Letter of Credit Lenders.  Each such Borrowing shall be funded as Base Rate Advances, LIBOR Advances or Quoted Rate Advances, as the Borrower shall specify in the related notice of proposed Borrowing.  Base Rate Loans, LIBOR Loans and Quoted Rate Loans may be outstanding at the same time.

(b)           Base Rate Loans.  The principal amount of any Base Rate Loan shall be in an amount equal to $1,000,000 or a higher integral multiple of $1,000,000.  The Borrower shall give notice to the Administrative Agent of each proposed Borrowing that is to bear interest initially at a Base Rate not later than 1:00 p.m. (Denver time) on a Business Day that is at least 1 Business Day prior to the proposed date of such Borrowing.

(c)           LIBOR Loans.  The principal amount of any LIBOR Loan shall be in an amount equal to $5,000,000 or a higher integral multiple of $1,000,000.  The Borrower shall give notice to the Administrative Agent of each proposed Borrowing that is to bear interest initially at a LIBO Rate not later than 11:00 a.m. (Denver time) on a Business Day that is at least 3 Business Days prior to the proposed date of such Borrowing.

(d)           Quoted Rate Loans.  The principal amount of any Quoted Loan shall be in an amount equal to $2,000,000 or a higher integral multiple of $500,000.  The Borrower shall give notice to the Administrative Agent of each proposed Borrowing that is to bear interest initially at a Quoted Rate not later than 11:00 a.m. (Denver time) on a Business Day that is at least 1 Business Day prior to the proposed date of such Borrowing.

(e)           Notices; Proceeds.  Each notice described in subsections (b), (c) and (d) above shall be effective upon receipt by the Administrative Agent, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Administrative Agent (in the form of Exhibit H), and shall specify whether the Borrowing is to bear interest initially at a Base Rate, a LIBO Rate or a Quoted Rate and, in the case of a Borrowing that is to bear interest initially at a LIBO Rate, shall specify the Interest Period to be applicable thereto.  Promptly upon receipt of such notice (but in no event later than the close of business on the Business Day of receipt of such notice), the Administrative Agent shall advise each Lender to the applicable Facility of the proposed Borrowing.  Subject to satisfaction of the conditions precedent set forth in Article III with respect to such Borrowing, at or before 10:00 a.m. (Denver time) on the date of the requested Borrowing for a LIBOR Advance, Base Rate Advance or Quoted Rate Advance, each of the Revolving Credit Facility Lenders, Revolving Term Loan T01 Lenders, Revolving Term Loan T06 Lenders or Revolving Letter of Credit Lenders, as applicable, shall provide the Administrative Agent at the principal office of the Administrative Agent in Denver, Colorado (or such other office as the Administrative Agent may designate), with immediately available funds covering such Lender’s Percentage of such Borrowing.  The Administrative Agent shall pay over proceeds of such Borrowing to the Borrower, in immediately available funds, prior to the close of business on the date of the requested Borrowing.

Section 2.3           Converting Base Rate Loans to LIBOR Loans; Procedures.  So long as no Default or Event of Default shall exist, the Borrower may convert all or any part of any outstanding Base Rate Loan into a LIBOR Loan by giving notice to the Administrative Agent of such conversion not later than 11:00 a.m. (Denver time) on a Business Day that is at least 3 Business Days prior to the date of the requested conversion.  Each such notice shall be irrevocable, shall be effective upon receipt by the Administrative Agent, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Administrative Agent (in the form of Exhibit I), shall specify the date and amount of such conversion, the total amount of the Base Rate Loan to be so converted and the Interest Period therefor.  Each conversion of a Base Rate Loan to a LIBOR Loan shall be on a Business Day, and the aggregate amount of each such conversion of a Base Rate Loan shall be in an amount equal to $5,000,000 or a higher integral multiple of $1,000,000.

Section 2.4           Converting Base Rate Loans to Quoted Rate Loans; Procedures.  So long as no Default or Event of Default shall exist, the Borrower may convert all or any part of any outstanding Base Rate Loan into a Quoted Rate Loan by giving notice to the Administrative Agent of such conversion not later than 11:00 a.m. on a Business Day that is at least 1 Business Day prior to the date of the requested conversion.  Each such notice shall be irrevocable, shall be effective upon receipt by the Administrative Agent, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Administrative Agent (in the form of Exhibit J), shall specify the date and amount of such conversion and the total amount of the Loan to be so converted.  Each conversion of a Base Rate Loan to a Quoted Rate Loan shall be on a Business Day, and the aggregate amount of each such conversion shall be an amount equal to $2,000,000 or a higher integral multiple of $500,000.

Section 2.5           Procedures at End of an Interest Period.  Unless the Borrower requests a new LIBOR Loan in accordance with the procedures set forth in this Section, or prepays the principal of an outstanding LIBOR Loan at the expiration of an Interest Period, each Lender shall automatically and without request of the Borrower convert each LIBOR Loan to a Base Rate Loan on the last day of the relevant Interest Period.  So long as no Default or Event of Default shall exist, the Borrower may cause all or any part of any outstanding LIBOR Loan to continue to bear interest at a LIBO Rate after the end of the then-applicable Interest Period by notifying the Administrative Agent not later than 11:00 a.m. on a Business Day that is at least 3 Business Days prior to the first day of the new Interest Period.  Each such notice shall be effective when received by the Administrative Agent, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Administrative Agent (in the form of Exhibit K), and shall specify the first day of the applicable Interest Period, the amount of the expiring LIBOR Loan to be continued and the new Interest Period therefor.  Each new Interest Period shall begin on a Business Day and the amount of each Loan bearing a new LIBO Rate shall be in an amount equal to $5,000,000 or a higher integral multiple of $1,000,000.

Section 2.6           Procedures at End of a Quoted Rate Period.  Unless the Borrower requests a new Quoted Rate Loan in accordance with the procedures set forth in this Section, or prepays the principal of an outstanding Quoted Rate Loan at the expiration of a Quoted Rate Period, each Lender shall automatically and without request of the Borrower convert each Quoted Rate Loan to a Base Rate Loan, on the last day of the relevant Quoted Rate Period.  So long as no Default or Event of Default shall exist, the Borrower may cause all or any part of any outstanding Quoted Rate Loan to continue to bear interest at a Quoted Rate after the end of the then applicable Quoted Rate Period by notifying the Administrative Agent not later than 11:00 a.m. on a Business Day that is at least 1 Business Day prior to the first day of the new Quoted Rate Period.  Each such notice shall be effective when received by the Administrative Agent, shall be in writing or by telephone or telecopy transmission, to be confirmed in writing by the Borrower if so requested by the Administrative Agent (in the form of Exhibit L), and shall specify the first day of the applicable Quoted Rate Period, the amount of the expiring Quoted Rate Loan to be continued and the new Quoted Rate Period therefor.  Each new Quoted Rate Period shall begin on a Business Day and the amount of each Loan bearing a new Quoted Rate shall be in an amount equal to $2,000,000 or a higher integral multiple of $500,000.

Section 2.7           Procedures for Determining Quoted Rate and Quoted Rate Period applicable to Quoted Rate Loans.  Upon receipt of a request for a Quoted Rate Loan from the Borrower, the Administrative Agent shall notify the Borrower of the proposed Quoted Rate and the Quoted Rate Period to be applicable to the requested Quoted Rate Loan.  The Borrower may decline to accept a proposed Quoted Rate and the applicable Quoted Rate Period by notifying the Administrative Agent not later than the close of business on the same business day as the Borrower receives notice of the proposed Quoted Rate.  If the Borrower declines to accept a proposed Quoted Rate and the applicable Quoted Rate Period, the requested Quoted Rate Loan shall automatically and without further request of the Borrower be converted into a Base Rate Loan on the first day of the requested Quoted Rate Period.

Section 2.8           Setting and Notice of LIBO Rate and Base Rate.

(a)           LIBO Rate.  The applicable LIBO Rate for each Interest Period shall be determined by the Administrative Agent on the second Business Day prior to the beginning of such Interest Period, whereupon notice thereof (which may be by telephone) shall be given by the Administrative Agent to the Borrower and each Lender, as applicable.  Each such determination of the LIBO Rate shall be conclusive and binding upon the parties hereto, in the absence of manifest error.  The Administrative Agent, upon written request of the Borrower or any Lender, shall deliver to the Borrower or such requesting Lender a statement showing the computations used by the Administrative Agent in determining the applicable LIBO Rate hereunder.

(b)           Base Rate.  Each determination by the Administrative Agent of the applicable Base Rate shall be conclusive and binding upon the parties hereto, in the absence of manifest error.  The Administrative Agent, upon written request of the Borrower or any Lender, shall deliver to the Borrower or such requesting Lender a statement showing the computations used by the Administrative Agent in determining the applicable Base Rate hereunder.

Section 2.9           Commitment to Issue Letters of Credit.  The Letter of Credit Issuer agrees, from the Closing Date to and including the sixtieth (60th) day prior to the Revolving Credit Facility Termination Date, the Revolving Term Loan T06 Commitment Termination Date or the Revolving Letter of Credit Commitment Termination Date, as applicable, to issue one or more letters of credit for the account of the Borrower.  Each Letter of Credit Lender under a Letter of Credit Facility agrees to participate in the risk of such letters of credit issued for the account of the Borrower under such Letter of Credit Facility, on the terms and subject to the conditions set forth below:

(a)           Each letter of credit issued pursuant to this Section 2.9, shall be referred to herein as a “Letter of Credit.”  No Letter of Credit shall be issued by the Letter of Credit Issuer if, after giving effect to the issuance of such Letter of Credit (i) the Letter of Credit Exposure in respect of any Letter of Credit Facility would exceed the Letter of Credit Sublimit for such Facility; or (ii) with respect to a Letter of Credit issued under the Revolving Credit Facility, the Aggregate Short-Term Loan Amount would exceed the Borrowing Base.  The expiration date of any Letter of Credit shall not be later than the earlier of (A) one year after the date of issuance of such Letter of Credit; and (B) 30 days prior to the Maturity Date for the applicable Letter of Credit Facility.  Each Letter of Credit will be issued under and pursuant to the terms and conditions of such Letter of Credit Documents as the Letter of Credit Issuer may reasonably require.  The Borrower shall request a Letter of Credit upon not less than 1 Business Day prior written application on the Letter of Credit Issuer’s standard form or such other form as may be agreed upon by the Letter of Credit Issuer and the Borrower.  Any request for a Letter of Credit shall specify the Letter of Credit Facility under which such Letter of Credit is to be issued.  If any of the terms of any Letter of Credit Document are inconsistent with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall govern.  The Letter of Credit Issuer shall not be obligated to issue a Letter of Credit unless on the date of issuance all of the conditions precedent specified in Section 3.2 shall have been satisfied as fully as if the issuance of such Letter of Credit were an Advance.  Promptly after issuance of a Letter of Credit pursuant hereto, the Administrative Agent shall so advise each Lender under the applicable Letter of Credit Facility of all relevant information with respect thereto.

(b)           The Borrower will pay to the Administrative Agent, for the sole and exclusive account of the Letter of Credit Issuer, an issuing fee with respect to each Letter of Credit in an amount equal to the greater of (i) 0.10% of the amount of such Letter of Credit or (ii) $2,500 (the “Issuing Fee”).  The Borrower also will pay to the Administrative Agent, for the pro rata account of the applicable Letter of Credit Lenders, a commission with respect to each Letter of Credit (the “Letter of Credit Fee”) at an annual rate equal to the sum of (i) the applicable Margin for Letters of Credit in effect on the date payment thereof becomes due and payable hereunder with respect to Letters of Credit constituting standby letters of credit; and (ii) such fee as shall be determined by the Required Lenders under the applicable Letter of Credit Facility with respect to Letters of Credit constituting commercial letters of credit.  The Letter of Credit Fee shall be payable quarterly in arrears on the tenth calendar day following the end of each Fiscal Quarter, and on the Maturity Date, or upon such other terms as may be agreed upon by the Borrower and the Required Lenders at the time of issuance of any such Letter of Credit; provided, however, that from and after the occurrence of an Event of Default and continuing thereafter until such Event of Default shall be remedied to the written satisfaction of the Required Lenders, upon written notice from the Administrative Agent the applicable Margin payable hereunder with respect to each Letter of Credit shall be equal to the sum of (i) the Margin otherwise in effect with respect to such Letter of Credit; and (ii) 2.00%.  Letter of Credit Fees payable by the Borrower to the Lenders in accordance with this subsection (b) shall be shared among the applicable Letter of Credit Lenders on a pro rata basis in accordance with their respective Percentages.

(c)           Upon issuance of a Letter of Credit under a Letter of Credit Facility hereunder, and without any further notice to any Lender, each Letter of Credit Lender under such Letter of Credit Facility shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Letter of Credit Issuer an undivided participating interest in the Letter of Credit Issuer’s risk and obligation under the Letter of Credit issued under such Letter of Credit Facility, and in the obligation of the Letter of Credit Issuer to honor drafts thereunder, and in the amount of any drawing thereunder, and in all rights of the Letter of Credit Issuer to obtain reimbursement from the Borrower in the amount of such drawing, and all other rights of the Letter of Credit Issuer with respect thereto, in an amount equal to such Letter of Credit Lender’s Percentage of the maximum amount available to be drawn under such Letter of Credit and the amount of any drawing thereunder.  Whenever a draft submitted under a Letter of Credit is paid by the Letter of Credit Issuer, the Letter of Credit Issuer shall so notify the Administrative Agent, the Administrative Agent shall so notify each Letter of Credit Lender under the applicable Letter of Credit Facility and shall request immediate reimbursement from the Borrower for the amount of the draft.  If sufficient funds are not immediately paid to the Administrative Agent by the Borrower, the Borrower shall be deemed to have requested a Borrowing pursuant to Section 2.2 and the applicable Letter of Credit Lenders shall be notified of such request in accordance with Section 2.2 and shall fund such request for a Borrowing as Base Rate Advances (in accordance with their respective Percentages) for purposes of reimbursing the Letter of Credit Issuer for the amount of such draft so paid by the Letter of Credit Issuer (less any amounts realized by the Letter of Credit Issuer pursuant to the second sentence of this Section 2.9(c)).  If for any reason or under any circumstance (including but not limited to the occurrence of a Default or Event of Default or the failure to satisfy any of the conditions set forth in Section 3.2) the applicable Letter of Credit Lenders do not make the Advances as contemplated above and the Borrower does not otherwise reimburse the Letter of Credit Issuer for the amount of the draft so paid by the Letter of Credit Issuer, the Borrower shall nonetheless be obligated to reimburse the amount of the draft to the Letter of Credit Issuer, with interest upon such amount at the Default Rate from and after the date such draft is paid by the Letter of Credit Issuer until the amount thereof is repaid to the Letter of Credit Issuer in full.  If the Letter of Credit Issuer shall not have obtained reimbursement for any drawing under a Letter of Credit (whether from the Borrower or as proceeds of a Borrowing), upon demand of the Administrative Agent each applicable Letter of Credit Lender shall immediately advance the amount of its participation in such drawing to the Letter of Credit Issuer and shall be entitled to interest on such participating interest at the Default Rate until reimbursed in full by the Borrower.

(d)           Each Letter of Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  The Letter of Credit Issuer shall not be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Required Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document executed in connection with a Letter of Credit.

(e)           The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  The Letter of Credit Issuer shall not be liable or responsible for any of the matters described in clauses (i) through (vii) of subsection (f) below.  In furtherance and not in limitation of the foregoing: (i) the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning, or purporting to transfer or assign, a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)            The obligation of the Borrower under this Agreement to reimburse the Letter of Credit Issuer for a drawing under a Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of this Agreement or any Letter of Credit Document;

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of, or any consent to or departure from, any Letter of Credit Document;

(iii)          the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Letter of Credit Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

(iv)          any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v)           any payment by the Letter of Credit Issuer under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Letter of Credit Issuer under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any insolvency proceeding;

(vi)          any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of, consent to or departure from, any other guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit; and

(vii)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Guarantor.

(g)           Notwithstanding anything in this Section 2.9 to the contrary, including particularly subsections (e) and (f) above, the Borrower may have a claim against the Letter of Credit Issuer and the Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that the Borrower proves were caused by the Letter of Credit Issuer’s willful misconduct or gross negligence or the willful and wrongful failure by the Letter of Credit Issuer to pay under any Letter of Credit after the presentation to the Letter of Credit Issuer by the beneficiary of a sight draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

(h)           The Borrower shall indemnify, protect, defend and hold harmless each Indemnitee from and against all losses, liabilities, claims, damages, judgments, costs and expenses, including but not limited to all reasonable attorneys’ fees and legal expenses, incurred by the Indemnitees or imposed upon the Indemnitees at any time by reason of the issuance, demand for honor or honor of any Letter of Credit or the enforcement, protection or collection of the Letter of Credit Issuer’s claims against the Borrower under this Section 2.9 or by reason of any act or omission of any Indemnitee in connection with any of the foregoing; provided, however, that such indemnification shall not extend to losses, liabilities, claims, damages, judgments, costs and expenses to the extent arising from any act or omission of an Indemnitee that constitutes gross negligence or willful misconduct.

(i)            The Borrower will pay to the Letter of Credit Issuer, on demand, all administrative fees charged by the Letter of Credit Issuer in the ordinary course of business in connection with the issuance of letters of credit, honoring of drafts under letters of credit, amendments thereto, transfers thereof and all other activity with respect to letters of credit, at the then-current rates established by the Letter of Credit Issuer from time to time for such services rendered on behalf of customers of the Letter of Credit Issuer generally.

Section 2.10          Interest on Loans.  The Borrower will pay interest on the unpaid principal amount of each Loan for the period commencing on the date of this Agreement until the unpaid principal amount thereof is paid in full, in accordance with the following:

(a)           Base Rate Loans.  Subject to subsection (d) below, while any outstanding principal of a Loan constitutes a Base Rate Loan, the outstanding principal balance thereof shall bear interest at an annual rate at all times equal to the Base Rate applicable to such Base Rate Loan.

(b)           LIBOR Loans.  Subject to subsection (d) below, while any outstanding principal of a Loan constitutes a LIBOR Loan, the outstanding principal balance thereof shall bear interest for the applicable Interest Period at an annual rate equal to the LIBO Rate established with respect such LIBOR Loan.

(c)           Quoted Rate Loans.  Subject to subsection (d) below, while any outstanding principal of a Loan constitutes a Quoted Rate Loan, the outstanding principal balance thereof shall bear interest at an annual rate at all times equal to the Quoted Rate applicable to such Quoted Rate Loan.

(d)           Default Rate.  From and after written notice from the Administrative Agent to the Borrower following the occurrence of an Event of Default and continuing thereafter until such Event of Default shall be remedied to the written satisfaction of the Required Lenders, the outstanding principal balance of each Loan shall bear interest at an annual rate equal to the sum of (i) the higher of the Base Rate or any other interest rate then in effect with respect to such Loan; plus (ii) two percent (2.00%) (the “Default Rate”).  In addition, any unreimbursed amounts payable under Section 2.9 and all fees, indemnification obligations and other Obligations not paid when due hereunder shall bear interest, until paid in full, at an annual rate equal to the Default Rate.

(e)           Savings Clause.  Notwithstanding anything in this Section 2.10 to the contrary, at no time shall the Borrower be obligated or required to pay interest on any Obligation at a rate that could subject any Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate permitted by applicable law.  If, under the terms of this Agreement or any other Loan Document, the Borrower is at any time required or obligated to pay interest on any Obligation at a rate in excess of such maximum rate, the LIBO Rate, Base Rate, Quoted Rate or Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of any interest thereon due hereunder.  All sums paid or agreed to be paid to a Lender for the use, forbearance or retention of any Obligation, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Obligation to which such payment applies until payment in full so that the rate or amount of interest on account of any such Obligation does not exceed the maximum lawful rate of interest from time to time in effect and applicable to such Obligation for so long as the Obligation is outstanding.

Section 2.11        Obligation to Repay Advances; Representations.  The Borrower shall be obligated to repay all Advances under this Article II notwithstanding the failure of the Administrative Agent to receive any written request therefor or written confirmation thereof and notwithstanding the fact that the Person requesting the same was not in fact authorized to do so.  Any request for a Credit Extension, whether written, telephonic, telecopy or otherwise, shall be deemed to be a representation by the Borrower that (i) the statements set forth in Section 3.2 are correct as of the time of the request; and (ii) if such Credit Extension is a Revolving Credit Facility Borrowing, the amount of the requested Borrowing, when added to the Aggregate Short-Term Loan Amount, would not cause the Aggregate Short-Term Loan Amount to exceed the Borrowing Base.

Section 2.12        Notes; Payment Dates; Mandatory Prepayments.

(a)           Promissory Notes Optional.  The Borrower’s obligation to repay the principal of, and interest on, the Advances made by each Lender shall be evidenced in the Register and shall, if requested by such Lender, also be evidenced by a Note, duly executed and delivered by the Borrower, with blanks appropriately completed, with respect to Advances made by such Lender.

(b)           Interest.  The Borrower shall pay accrued but unpaid interest on each Loan on each Interest Payment Date with respect to that Loan.

(c)           Revolving Credit Facility Principal.  The aggregate unpaid principal amount of all Revolving Credit Facility Advances shall be payable on the applicable Maturity Date.

(d)           Revolving Term Loan T01 Facility Principal.  (i) A principal payment of $17,000,000 shall be due and payable on December 31, 2009 (but such amount shall not reduce the Revolving Term Loan T01 Commitment); (ii) a principal payment of fifty percent of the then-outstanding principal balance of the Revolving Term Loan T01 Facility shall be due and payable on December 31, 2010; and (iii) the entire remaining unpaid principal balance of the Revolving Term Loan T01 Facility shall be due and payable on the applicable Maturity Date.

(e)           Revolving Term Loan T06 Facility Principal.  (i) A principal payment equal to fifty percent of the then-outstanding principal balance of the Revolving Term Loan T06 Facility shall be due and payable on December 31, 2010; and (ii) the entire remaining unpaid principal balance of the Revolving Term Loan T06 Facility shall be due and payable on the applicable Maturity Date.

(f)            Revolving Letter of Credit Facility Principal.  The aggregate unpaid principal amount of all Revolving Letter of Credit Advances shall be payable on the applicable Maturity Date.

(g)           Mandatory Prepayments From Other Sources.  In addition to the payments described elsewhere in this Section 2.12, promptly following the receipt thereof, the Borrower shall prepay the Obligations in an amount equal to 100% of the Net Proceeds realized by any Obligor from:

(i)            any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Obligor, other than dispositions described in clauses (a), (b) or (c) of Section 6.8;

(ii)           any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Obligor, but only to the extent that the net proceeds therefrom have not been applied, or committed pursuant to an agreement (including any purchase orders) to be applied, to repair, restore or replace such property or asset within 180 days after such event.

Nothing in this paragraph (g) shall be deemed to authorize or constitute consent to any transaction (including but not limited to any sale of assets or the issuance of any debt or equity) that otherwise would be prohibited or restricted under this Agreement or under any other Loan Document.  Promptly upon the receipt by any Obligor of any amounts described in this paragraph (g), the treasurer of the Borrower will deliver a certificate to the Administrative Agent specifying the amount of Net Proceeds received by such Obligor, the date such amounts were received and describing the sale, casualty or condemnation giving rise thereto in reasonable detail.  On or before the one year anniversary of an Obligor receiving any amounts described in this paragraph (g), the treasurer of the Borrower will deliver a certificate to the Administrative Agent certifying that all such amounts have been applied in accordance with this paragraph (g).

(h)           Application of Mandatory Prepayments.

(i)            All amounts received pursuant to paragraph (g) shall be applied in the following order:

(A)          first, to the principal balance of the Revolving Term Loan T01 Facility, the Revolving Term Loan T06 Facility and the Revolving Letter of Credit Facility, to be applied pro rata in inverse order of their maturities, and, if the amount so prepaid exceeds $15,000,000, the Commitment Amount for each such Facility shall be permanently reduced on a pro rata basis by the amount prepaid;

(B)          second, to the principal balance of the Revolving Credit Facility;

(C)          third, to fund a cash collateral account equal to the Letter of Credit Exposure, which cash collateral account will be held by the Administrative Agent (or its designee), without interest, as a pledged cash collateral account and promptly applied to reimbursement of all drafts submitted under outstanding Letters of Credit;

(D)          fourth, to accrued but unpaid interest on the Facilities; and

(E)           fifth, to any remaining Obligations, in such order as the Required Lenders may in their sole discretion designate.

(ii)           Unless otherwise provided in this Agreement or the other Loan Documents, payments from the Borrower of principal within any category above shall be applied first to the principal of Base Rate Loans, then to the principal of Quoted Rate Loans, and then to the principal of LIBOR Loans (and, among such Quoted Rate Loans and LIBOR Loans, first to those with the earliest expiring Interest Periods).

(i)            Mandatory Prepayments as a Result of Excess Borrowing.  If the Aggregate Short-Term Loan Amount shall on any date exceed the Borrowing Base, the Borrower, not later than the next Business Day following such date, shall prepay the Revolving Credit Facility Advances in an amount equal to such excess, without notice or demand by the Administrative Agent or any Lender.

Section 2.13        Computation of Interest and Fees.  Interest accruing on the Loans and on the unreimbursed portion of any Letter of Credit Exposure, all Letter of Credit Fees, Unused Fees and other fees described in Section 2.14 shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

Section 2.14          Fees.  The Borrower will pay fees to the Lender Parties in accordance with the following:

(a)           Unused Fee.  The Borrower will pay to the Administrative Agent, for the pro rata account of the Lenders, an ongoing Unused Fee (the “Unused Fee”) computed as the product of (i) an annual rate equal to the applicable Margin relating to the Unused Fee; plus (ii) the daily average amount by which (1) the sum of the Aggregate Commitment Amount exceeds (2) the Facility Outstanding Amount, from the Closing Date to and including the Maturity Date, payable on or prior to the 10th day of each calendar month in arrears, as accrued through the last day of immediately preceding the calendar month.  Any Unused Fee remaining unpaid on the Maturity Date shall be due and payable on such date.  The Unused Fee shall be shared by the Lenders on the basis of their respective Percentages.

(b)           Fee Letter.  The Borrower shall pay to the Administrative Agent all fees required to be paid pursuant to the Fee Letter.

Section 2.15        Use of Proceeds.  Proceeds of the Facilities will be used to (i) repay, or refinance, as the case may be, the Existing Indebtedness; (ii) provide for the Borrower’s working capital and general corporate purposes; (iii) issue Letters of Credit; (iv) provide back-up liquidity for the issuance by the Borrower of commercial paper; and (v) pay fees and expenses in connection with the negotiation, execution and delivery of this Agreement and all other matters related thereto.

Section 2.16        Voluntary Increases, Reduction or Termination of the Commitments; Prepayments.

(a)           Reduction or Termination of Revolving Credit Facility Commitment Amount. The Borrower, from time to time upon not less than 30 Business Days’ prior written notice to the Administrative Agent, may permanently reduce the Commitment Amount for any Facility; provided, however, that no such reduction shall reduce the Commitment Amount for such Facility to an amount less than the Facility Outstanding Amount for such Facility.  Any voluntary reduction shall be pro rata as to all Commitments for that Facility according to each Lender’s Percentage and shall be in an aggregate amount equal to $5,000,000 or a higher integral multiple of $1,000,000.  The Borrower at any time prior to the applicable Commitment Termination Date may terminate such Commitment by (i) providing to the Administrative Agent not less than 30 Business Days’ prior written notice of its intention to so terminate such Commitment; and (ii) making payment in full of all Loans outstanding and all other monetary Obligations and terminating, or making a cash deposit with respect to all outstanding Letters of Credit for such Facility.

(b)           Optional Increases of Commitment Amount.

(i)            Request to Increase.  Following the Closing Date, and provided no Event of Default has occurred and is continuing, the Borrower may from time to time propose to increase the Commitment Amount for any Facility in accordance with this Section 2.16(b).  The aggregate principal amount of the increase to the Commitment Amount for such Facility (the “Increased Facility Amount”) shall not exceed $100,000,000 and each increase shall be at least $10,000,000.  The Borrower shall provide notice to the Administrative Agent of any requested Increased Facility Amount.  The Administrative Agent may, in its sole discretion, offer one or more Lenders the opportunity (but not the obligation), for a period of 20 days following receipt of such notice, to elect by notice to the Borrower and the Administrative Agent to subscribe to participate in the Increased Facility Amount to the extent of its Percentage.  Each such Lender that fails to respond to such a notice shall be deemed to have elected not to increase its Percentage in such Facility.

(ii)           Allocation of Unsubscribed Amounts.  If any Lender of such increased Facility elects not to increase its Commitment pursuant to this Section 2.16(b), the Administrative Agent may place such unsubscribed amount with one or more other financial institutions that qualify as Eligible Lenders and may (but need not) be existing Lenders.  The sum of the portion of the Increased Facility Amount subscribed under this Section 2.16(b) and the amount placed pursuant to the preceding sentence shall not exceed the Increased Facility Amount.

(iii)          Conditions Precedent.  Any increase in the Commitment Amount for such Facility under this Section 2.16(b) shall become effective upon the receipt by the Administrative Agent of:

(A)          an amendment to this Agreement, duly signed by the Borrower, the Administrative Agent and each Lender whose Commitment will be increased and each other Lender or Eligible Lender who has subscribed to provide a portion of the Increased Facility Amount, modifying the applicable definitions, setting forth any other agreements of the Borrower, the Administrative Agent and such Lenders with respect to pricing affecting the Increased Facility Amount, and setting forth the agreement of each Eligible Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof;

(B)          amendments to any other Loan Documents reasonably requested by the Administrative Agent in relation to the Increased Facility Amount, which amendments the Administrative Agent is hereby authorized to execute and deliver on behalf of the Lenders;

(C)          applicable Notes, duly executed by the Borrower, as any Lender or Eligible Lender may require;

(D)          evidence of appropriate corporate authorization on the part of the Borrower with respect to the Increased Facility Amount and the execution and delivery of the documents described in this Section 2.16(b)(iii);

(E)           such opinions of counsel for the Borrower and other assurances as the Administrative Agent may reasonably request; and

(F)           reimbursement of the Administrative Agent’s out-of-pocket costs and expenses (including reasonable attorney’s fees) incurred in connection therewith.

(c)           Prepayments.  The Borrower from time to time may voluntarily prepay the Loans in whole or in part.  In the event of either mandatory prepayment or voluntary prepayment hereunder, (i) any prepayment of a Facility shall be applied against outstanding Loans of each Lender under that Facility pro rata according to each Lender’s Percentage of that Facility; (ii) each prepayment of the Loans shall be made to the Administrative Agent not later than 2:00 p.m. on a Business Day, and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day; (iii) each prepayment of a Fixed Rate Loan shall be made upon not less than three Business Days notice to the Administrative Agent and shall be accompanied by accrued interest on such prepayment through the date of prepayment and additional compensation calculated in accordance with Section 2.21; (iv) each prepayment of a Fixed Rate Loan shall be in an aggregate amount equal to the applicable minimum Loan amount specified in Section 2.5 for LIBOR Loans and the applicable minimum Loan amount specified in Section 2.6 for Quoted Rate Loans and, after application of any such prepayment, shall not result in a Fixed Rate Loan remaining outstanding in an amount less than such minimum Loan amount; and (v) each partial prepayment of Base Rate Loans shall be in an aggregate amount equal to $1,000,000 or a higher integral multiple of $1,000,000, unless (in either case) the aggregate outstanding balance of all Loans under the Facility being prepaid is less than such minimum Loan amount, in which event any such prepayment may be in such lesser amount.  Unless otherwise provided in this Agreement or the other Loan Documents, prepayments from the Borrower of principal within any Facility above shall be applied first to the principal of Base Rate Loans and Quoted Rate Loan, on a pro rata basis, and then to the principal of LIBOR Loans (and, among such LIBOR Loans, first to those with the earliest expiring Interest Periods).

Section 2.17          Payments.

(a)           Making of Payments.  All payments of principal of and interest due with respect to a Facility shall be made to the Administrative Agent for the account of the applicable Lenders pro rata according to their respective Percentages of such Facility.  All payments of fees pursuant to Section 2.14 shall be made to the Administrative Agent for the account of the Administrative Agent or the Lenders, as specified in Section 2.14. All payments hereunder shall be made to the Administrative Agent at its office in Denver, Colorado (or at such other location as the Administrative Agent may direct by notice to the Borrower) not later than 2:00 p.m. on the date due, in immediately available funds, without set-off or counterclaim, and funds received after that hour shall be deemed to have been received on the next following Business Day.  The Borrower hereby authorizes the Administrative Agent to charge the Borrower’s demand deposit account maintained with the Administrative Agent (or with any other Lender) for the amount of any Obligation on its due date, but the Administrative Agent’s failure to so charge any such account shall in no way affect the obligation of the Borrower to make any such payment.  The Administrative Agent shall remit to each Lender in immediately available funds on the same Business Day as received by the Administrative Agent its share of all such payments received by the Administrative Agent for the account of such Lender.  All payments under Sections 2.18, 2.19 or 2.21 shall be made by the Borrower directly to the Lender entitled thereto.

(b)           Effect of Payments.  Each payment by the Borrower to the Administrative Agent for the account of any Lender pursuant to Section 2.17(a) shall be deemed to constitute payment by the Borrower directly to such Lender, provided, however, that in the event any such payment by the Borrower to the Administrative Agent is required to be returned to the Borrower for any reason whatsoever, then the Borrower’s obligation to such Lender with respect to such payment shall be deemed to be automatically reinstated.

(c)           Distributions by Administrative Agent.  Unless the Administrative Agent shall have been notified by a Lender or the Borrower prior to the date on which such Lender or the Borrower is scheduled to make payment to the Administrative Agent of (in the case of a Lender) the proceeds of an Advance to be made by it hereunder or (in the case of the Borrower) a payment to the Administrative Agent for the account of one or more of the Lenders hereunder (such payment by a Lender or the Borrower (as the case may be) being herein called a “Required Payment”), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Administrative Agent, the recipient(s) of such payment shall, on demand, repay to the Administrative Agent the amount so made available together with interest thereon for each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at an annual rate (i) equal to the Federal Funds Rate for such day, in the case of a Required Payment owing by a Lender; or (ii) equal to the applicable rate of interest as provided in this Agreement, in the case of a Required Payment owing by the Borrower.

(d)           Setoff.  The Borrower agrees that each Lender, subject to such Lender’s sharing obligations set forth in Section 8.6, shall have all rights of setoff and bankers’ lien provided by applicable law, and in addition thereto, the Borrower agrees that if at any time any Obligation is due and owing by the Borrower under this Agreement to any Lender at a time when an Event of Default has occurred and is continuing hereunder, any Lender may apply any and all balances, credits, and deposits, accounts or moneys of the Borrower then or thereafter in the possession of such Lender (excluding, however, any trust or escrow accounts held by the Borrower for the benefit of any third party) to the payment thereof.

(e)           Due Date Extension.  Subject to subsection (b) of the definition of “Interest Period” with respect to LIBOR Loans, if any payment of principal of or interest on any Loan or any fees payable hereunder falls due on a day that is not a Business Day, then such due date shall be extended to the next following Business Day, and (in the case of principal) additional interest shall accrue and be payable for the period of such extension.

(f)            Application of Payments.  Except as otherwise provided herein, so long as no Default or Event of Default has occurred and is continuing hereunder, each payment received from the Borrower shall be applied to such Obligation as the Borrower shall specify by notice to be received by the Administrative Agent on or before the date of such payment.  In the absence of such notice and in any event during the continuance of any Default or Event of Default, (i) payments received from the Borrower (not constituting proceeds of Collateral) shall be applied, first, to payment of the Obligations, other than the Rate Hedging Obligations, in such order of application as the Required Lenders shall determine in their sole discretion, provided, however, that the application of payments to any Facility shall be distributed ratably to all Lenders in such Facility, and second, ratably, to payment of the Rate Hedging Obligations, and (ii) proceeds of Collateral, after payment of costs of collection thereof, shall be applied, first, ratably, to payment of the Revolving Term Loan T01 Facility, the Revolving Term Loan T06 Facility and the Revolving Letter of Credit Facility, and applied to principal and interest due thereunder in accordance with the Intercreditor Agreement, and second, to any remaining Obligations, in such order of application as the Required Lenders shall determine in their sole discretion.  Any such amounts so received on account of outstanding Letters of Credit issued under a Facility will be used to fund a cash collateral account equal to the Letter of Credit Exposure, to be held by the Administrative Agent (or its designee), without interest, as a pledged account and promptly applied to reimbursement of drafts submitted under such Letters of Credit.  Concurrently with each remittance to any Lender of its appropriate share of any such payment (based upon such Lender’s Percentage of the Facility to which such payment relates), the Administrative Agent shall advise such Lender as to the application of such payment.

Section 2.18        Increased Costs; Funding Exceptions.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or the Letter of Credit Issuer;

(ii)           subject any Lender or the Letter of Credit Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Fixed Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Letter of Credit Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.19 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Letter of Credit Issuer); or

(iii)          impose on any Lender or the Letter of Credit Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Fixed Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Fixed Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Letter of Credit Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Letter of Credit Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Letter of Credit Issuer, the Borrower will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any lending office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c)           Basis for Determining Interest Rate Inadequate or Unfair.  If with respect to any Interest Period:

(i)            the Administrative Agent determines that, or the Required Lenders determine and advise the Administrative Agent that, deposits in U.S. dollars (in the applicable amounts) are not being offered in the London interbank eurodollar market for such Interest Period; or

(ii)           the Administrative Agent determines, or the Required Lenders determine and advise the Administrative Agent (which determination shall be binding and conclusive on all parties), that by reason of circumstances affecting the London interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the applicable LIBO Rate; or

(iii)          the Administrative Agent determines, or the Required Lenders determine and advise the Administrative Agent, that the LIBO Rate determined in accordance with this Agreement will not adequately and fairly reflect the cost to the Lenders of maintaining or funding a LIBOR Loan for such Interest Period, or that the making or funding of a LIBOR Loan has become impracticable or uneconomic as a result of an event occurring after the date of this Agreement which materially affects such LIBOR Loans;

then the Administrative Agent shall promptly notify the affected parties and (A) in the event of any occurrence described in the foregoing clause (i), the Borrower shall enter into good faith negotiations with each affected Lender in order to determine an alternate method to determine an appropriate interest rate for such Lender, and during the pendency of such negotiations with any Lender, such Lender shall be under no obligation to make any new LIBOR Loans, and (B) in the event of any occurrence described in the foregoing clauses (ii) or (iii), for so long as such circumstances shall continue, no Lender shall be under any obligation to make any new LIBOR Loans.

(d)           Certificates for Reimbursement.  A certificate of a Lender or the Letter of Credit Issuer setting forth the amount or amounts necessary to compensate such Lender or the Letter of Credit Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)           Delay in Requests.  Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.19        Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender Party entitled thereto receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify each Lender Party within 10 Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Lender Party, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender Party (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)            Treatment of Certain Refunds.  If any Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of a Lender Party will repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 2.20        Illegality.  If any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental authority, central bank, comparable agency or any other regulatory body charged with the interpretation, implementation or administration thereof, or compliance by a Lender with any request or directive (whether or not having the force of law, but having general applicability to all within a class of financial institutions similar to a Lender) of any such authority, central bank, comparable agency or other regulatory body, should make it or, in the good faith judgment of the affected Lender, shall raise a substantial question as to whether it is unlawful for such Lender to make, maintain or fund either LIBOR Loans or Quoted Rate Loans, then (a) the affected Lender shall promptly notify the Borrower and the Administrative Agent; (b) the obligation of the affected Lender to make, maintain or convert into LIBOR Loans or Quoted Rate Loans, as applicable, shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness; and (c) for the duration of such unlawfulness, any notice by the Borrower pursuant to Section 2.2, 2.3, 2.4, 2.5, 2.6, or 2.7 requesting the affected Lender to make or convert into LIBOR Loans or Quoted Rate Loans, as applicable, shall be construed as a request to make or to continue making Base Rate Loans.

Section 2.21        Loan Losses.  The Borrower hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Borrower will indemnify such Lender against any loss or expense which such Lender may have sustained or incurred (including but not limited to any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain Fixed Rate Loans) or which such Lender may be deemed to have sustained or incurred, as reasonably determined by such Lender, (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with any Fixed Rate Loans; (b) due to any failure of the Borrower to borrow or convert any Fixed Rate Loans on a date specified therefor in a notice thereof, except as permitted by Section 2.7; or (c) due to any payment or prepayment of (i) any LIBOR Loan on a date other than the last day of the applicable Interest Period for such LIBOR Loan; or (ii) any Quoted Rate Loan on a date other than the last day of the applicable Quoted Rate Period for such Quoted Rate Loan.  For this purpose, all notices under Sections 2.2, 2.3, 2.4, 2.5, 2.6, and 2.7 shall be deemed to be irrevocable.

Section 2.22        Right of Lenders to Fund through Other Offices.  Each Lender, if it so elects, may fulfill its agreements hereunder with respect to any LIBOR Loan by causing a foreign branch or affiliate of such Lender to make such LIBOR Loan; provided, that in such event the obligation of the Borrower to repay such LIBOR Loan shall nevertheless be to such Lender and such LIBOR Loan shall be deemed held by such Lender for the account of such branch or affiliate.

Section 2.23        Discretion of Lenders as to Manner of Loan.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain all or any part of its LIBOR Loans in any manner it deems fit, it being understood, however, that for the purposes of this Agreement (specifically including but not limited to Section 2.21 hereof) all determinations hereunder shall be made as if each Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such LIBOR Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the appropriate LIBO Rate for such Interest Period.

Section 2.24        Conclusiveness of Statements; Survival of Provisions.  Determinations and statements of a Lender pursuant to Sections 2.18, 2.19 or 2.21 shall be conclusive absent manifest error.  Each Lender shall use reasonable averaging and attribution methods in determining compensation pursuant to such Sections 2.18, 2.19 and 2.21 and the provisions of Sections 2.18, 2.19 and 2.21 shall survive termination of this Agreement.

ARTICLE III
CONDITIONS TO CREDIT EXTENSIONS

Section 3.1           Conditions Precedent to the Initial Credit Extension.  The obligation of the Lenders to effect any Credit Extension is subject to the condition precedent that, on or before the day of the first Credit Extension, and in any event on or before the Closing Date, the Administrative Agent shall have received the following, each in form and substance satisfactory to the Administrative Agent:

(a)           such Notes as shall be requested by any Lenders, each properly executed on behalf of the Borrower;

(b)           the Guaranty, properly executed on behalf of the Guarantor;

(c)           the Intercreditor Agreement, duly executed by the parties thereto;

(d)           a Third Modification Agreement to Restated Mortgage and Security Agreement Mortgage Short-Term Redemption, properly executed on behalf of the Borrower;

(e)           a First Amendment to Mortgage and Security Agreement, properly executed on behalf of the Guarantor;

(f)            evidence of all insurance required by the terms of the Security Documents, including but not limited to flood insurance if the real estate described in any Mortgage is located within the 100-year flood plain, together with certificates and loss payable endorsements showing the Administrative Agent, for the benefit of the Lender Parties, as mortgagee, additional insured and lender loss payee thereunder;

(g)           current searches of appropriate filing offices in each jurisdiction in which each Obligor is organized, has an office or otherwise conducts business (including but not limited to patent and trademark offices, secretaries of state and county recorders) showing that no state or federal tax liens have been filed and remain in effect against any Obligor, and that no financing statements or other notifications or filings have been filed and remain in effect against any Obligor, other than the Permitted Liens or those for which the Administrative Agent has received an appropriate release, termination or satisfaction;

(h)           financing statements with respect to each Obligor to be filed in each jurisdiction that, in the opinion of the Administrative Agent, is reasonably necessary to maintain the Liens created by the Security Documents, to the extent such Liens can be perfected by filing;

(i)            certificates of the secretary or other appropriate officer of each Obligor (i) certifying that the execution, delivery and performance of the Loan Documents and other documents contemplated hereunder to which such Obligor is a party have been duly approved by all necessary action of the Governing Board of the Obligor, and attaching true and correct copies of the applicable resolutions granting such approval; (ii) certifying that attached to such certificates are true and correct copies of the Organizational Documents of such Obligor, together with such copies; and (iii) certifying the names of the officers of such Obligor that are authorized to sign the Loan Documents and other documents contemplated hereunder, together with the true signatures of such officers;  the Lender Parties may conclusively rely on such certificates until the Administrative Agent receives a further certificate of the Secretary or Assistant Secretary of such Obligor canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

(j)            a certificate of good standing for each Obligor from the Secretary of State (or the appropriate official) of the state of formation of such Obligor, dated not more than 30 days prior to the Closing Date;

(k)           a Borrowing Base Certificate as of a date not more than 30 days prior to the Closing Date;

(l)            the following financial information of the Borrower and the Consolidated Group:  (i) consolidated and consolidating financial statements for the Fiscal Years ending August 31, 2006 through August 31, 2008, audited by Eide Bailly LLP, and interim financial statements for the most recent period completed, including balance sheets, income statements and cash flow statements prepared in conformity with GAAP; (ii) a 1-year (commencing September 1, 2009) business plan and pro-forma financial projections; and (iii) such other financial information as the Administrative Agent may reasonably request;

(m)          a signed copy of an opinion of counsel for each Obligor addressed to the Administrative Agent, on behalf of the Lenders, with respect to the matters contemplated by the Loan Documents;

(n)           the absence of any Material Adverse Effect, financial or otherwise, affecting the Borrower or the Consolidated Group since August 31, 2008; and

(o)           payment of all fees and expenses then due and payable pursuant to Sections 2.14 and 9.6(a) hereof.

Section 3.2           Conditions Precedent to All Credit Extensions.  The obligation of the Lenders to effect any Credit Extension shall be subject to the further conditions precedent that on the date of such Credit Extension:

(a)           the representations and warranties contained in Article IV and in each other Loan Document are correct in all material respects on and as of the date of such Credit Extension as though made on and as of such date; and

(b)           no event has occurred and is continuing, or would result from such Credit Extension, which constitutes a Default or an Event of Default.

Any request for a Credit Extension shall be deemed to be a representation and warranty that no event has occurred and is continuing, or would result from such Credit Extension, which constitutes a Default or an Event of Default.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender Parties as follows:

Section 4.1           Legal Existence and Power; Name; Chief Executive Office.  Each Obligor is a legal entity duly organized, validly existing and in good standing under the laws of its respective state of organization, and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary and where failure to obtain such licensing or qualification would have a Material Adverse Effect.  Each Obligor has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents to which it is a party.  Within the last 12 months, each Obligor has done business solely under the names set forth in Schedule 4.1.  The state of organization and the chief executive office and principal place of business of each direct and indirect Subsidiary of the Borrower are designated as such in Schedule 4.1, each other place of business of each Obligor is located at the address set forth in Schedule 4.1 and all records relating to their respective businesses are kept at those locations.

Section 4.2           Authorization for Borrowings and Letters of Credit; No Conflict as to Law or Agreements.  The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party, and the Letters of Credit and Advances from time to time obtained hereunder, have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval that has not been obtained prior to the date hereof; (b) require any authorization, consent or approval by, or registration, declaration or filing with (other than filing of financing statements and recording of mortgages as contemplated hereunder), or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (c) violate any provision of any law, rule or regulation (including but not limited to Regulations T, U or X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to an Obligor or of the Organizational Documents of an Obligor; (d) result in a breach of, or constitute a default under, any indenture or loan or credit agreement or any other material agreement, lease or instrument to which an Obligor is a party or by which it or its properties may be bound or affected; or (e) result in, or require, the creation or imposition of any Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by an Obligor (other than as required hereunder in favor of the Administrative Agent or the Lender Parties or as otherwise permitted by this Agreement); in each case of (b), (c) or (d) above, the noncompliance with which would have a Material Adverse Effect.

Section 4.3           Legal Agreements.  Each of the Loan Documents constitutes the legal, valid and binding obligations and agreements of the Obligor that is a party thereto, enforceable against such Obligor in accordance its terms, except to the extent that enforcement thereof may be limited by an applicable bankruptcy, insolvency or similar laws now or hereafter in effect affecting creditors’ rights generally and by general principles of equity.

Section 4.4           Capitalization.  The holder, class and percentage interests of the ownership of each Obligor (other than the Borrower) and all Subsidiaries of each Obligor (both direct and indirect) are set forth and described in Schedule 4.4, wherein each Subsidiary that is a Guarantor, if any, hereunder is so noted.  All of the issued and outstanding Capital Stock of each Obligor, if any, (other than the Borrower) is duly authorized, validly issued, fully paid and nonassessable.  No violation of any preemptive rights will be triggered by virtue of the transactions contemplated by the Loan Documents.

Section 4.5           Financial Condition.  The Borrower has heretofore furnished to the Administrative Agent the audited financial statements of the Consolidated Group for the Fiscal Year ended August 31, 2008 and the unaudited financial statements of the Consolidated Group for the Fiscal Quarter ended May 31, 2009.  Those financial statements fairly present the financial condition of the Consolidated Group on the date thereof and the results of operations and cash flows for the periods then ended (subject to year-end audit adjustments) and were prepared in accordance with GAAP.

Section 4.6           Adverse Change.  There has been no change in the business, properties or condition (financial or otherwise) of the Consolidated Group since the date of the last financial statement referred to in Section 4.5 that could reasonably be expected to have a Material Adverse Effect.

Section 4.7           Litigation.  There are no actions, suits, investigations, claims, unsatisfied judgments or proceedings pending or, to the Knowledge of any Obligor, threatened against or affecting any Obligor or the properties or business of any Obligor before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to such Person, would exceed $7,500,000, except as set forth and described in Schedule 4.7.

Section 4.8           Regulation U.  No Obligor has engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance or Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 4.9           Taxes.  Each Obligor has paid or caused to be paid to the proper authorities when due all federal, state, foreign and local taxes required to be withheld by it.  Each Obligor has filed all federal, state and local tax returns which are required to be filed, and such Obligor has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, except for any such tax, assessment, charge or claim whose amount, applicability or validity is being contested by such Obligor in good faith and by proper proceedings and for which such Obligor shall have set aside adequate reserves in accordance with GAAP.  Proper and accurate amounts have been withheld by each Obligor from its respective employees for all periods in compliance with the tax, social security and any employment withholding provisions of applicable federal and state law, and proper and accurate federal and state returns have been filed by each Obligor for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or provision therefor included on the books of such Obligor in accordance with and to the extent required by GAAP.  To the Knowledge of each Obligor, there is no pending investigation of any Obligor by any taxing authority.

Section 4.10        Titles and Liens.  An Obligor has good and absolute fee or leasehold title, as the case may be, to all properties and assets reflected in the latest consolidated balance sheets referred to in Section 4.5, free and clear of all Liens, except for the following Liens: (a) the Permitted Liens; and (b) covenants, restrictions, rights, easements and minor irregularities in title which do not (i) materially interfere with the business or operations of any Obligor as presently conducted; or (ii) materially impair the value of the property to which they attach.  In addition, no financing statement naming any Obligor as debtor is on file in any office except to perfect the Permitted Liens.

Section 4.11        Plans.  Except as disclosed on Schedule 4.11, no Obligor or any of its ERISA Affiliates (a) maintains or has maintained any Pension Plan; (b) contributes or has contributed to any Multi-Employer Plan; or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the Code or applicable state law).  No Obligor or any of its ERISA Affiliates has received any notice or has any Knowledge to the effect that it is not in substantial compliance with any of the requirements of ERISA, the Code or applicable state law with respect to any Plan.  No Reportable Event exists in connection with any Pension Plan.  Each Plan that is intended to qualify under the Code is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status that is not correctable under available government correction programs.  No Obligor or any of its ERISA Affiliates has (i) any accumulated funding deficiency (as defined in Section 302 of

ERISA and Section 412 of the Code) under any Plan, whether or not waived; (ii) any material liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multi-Employer Plan; or (iii) any material liability or Knowledge of any facts or circumstances which could result in any material liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan). Other than claims for benefits in the ordinary course of business, there are no actions, suits, disputes, arbitrations or other material claims pending or, to any Obligor’s Knowledge, threatened with respect to any Plan.

Section 4.12        Environmental Compliance.  Except as disclosed on Schedule 4.12, each Obligor has obtained all permits, licenses and other authorizations that are required under federal, state and local laws and regulations relating to emissions, discharges, releases of pollutants, contaminants, hazardous or toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”) at its facilities or in connection with the operation of its facilities, if the failure to obtain such permits, licenses or other authorizations would result in a Material Adverse Effect.  Except as disclosed on Schedule 4.12, each Obligor and all activities of each Obligor at its facilities comply with all material Environmental Laws and with all terms and conditions of any required permits, licenses and authorizations applicable to such Person with respect thereto, the noncompliance of which would require aggregate expenditures by the Borrower in excess of $15,000,000 in any Fiscal Year (in excess of the amounts set forth in the Obligor’s budget for such Fiscal Year delivered to the Administrative Agent hereunder).  To the Knowledge of each Obligor, each Obligor is in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment or notice of which such Obligor has Knowledge and with respect to which noncompliance would require aggregate expenditures by any Obligor in excess of 15,000,000 in any Fiscal Year (in excess of the amounts set forth in the Obligor’s budget for such Fiscal Year delivered to the Administrative Agent hereunder).  Except as disclosed on Schedule 4.12, no Obligor has Knowledge of, nor has any Obligor received notice of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with, or which may give rise to any liability under, any Environmental Laws.

Section 4.13        Submissions to Lenders.  This Agreement, together with each other Loan Document and the exhibits, schedules, attachments, written or oral statements, documents, certificates and other items prepared or supplied to any Lender Party by or on behalf of any Obligor with respect to the transactions contemplated hereby or thereby, does not contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading (and, as to projections, valuations or pro forma financial statements, all of such information presents a good faith opinion based on reasonable assumptions as of the date made as to such projections, valuations and pro forma condition and results).  There is no fact that the Borrower has not disclosed to the Lender Parties in writing and of which any Obligor has Knowledge that has had or could reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, the Lender Parties acknowledge that the financial projections and pro forma information as to future periods contained therein are subject to general business conditions and economic factors that may be beyond any Obligor’s control or other unanticipated future events which could have an unforeseen impact on the performance or condition of the Obligors, it being understood that all such financial projections will be subject to uncertainties and contingencies and that no representation is given that any particular financial projection will ultimately be realized.  Notwithstanding the foregoing, the parties acknowledge the disclaimer set forth in that certain Confidential Information Memorandum dated as of June, 2009, which was prepared and distributed in connection with the transaction contemplated by this Agreement, and no Obligor makes any representation or warranty of any kind in respect of such Confidential Information Memorandum.

Section 4.14        Financial Solvency.  Both before and after giving effect to all of the loans, guaranties and other financial accommodations contemplated herein, each of the Borrower and each other Obligor (after taking into account the Borrower’s reimbursement obligation to such Obligor in respect of any guaranty):

(a)           was not and will not be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b)           does not have unreasonably small capital and is not engaged or about to engage in a business or a transaction for which any remaining assets of such Obligor are unreasonably small;

(c)           does not, by executing, delivering or performing its obligations under the Loan Documents or by taking any action with respect thereto, intend to nor believe that it will incur debts beyond its ability to pay them as they mature;

(d)           does not, by executing, delivering or performing its obligations under the Loan Documents to which it is a party or by taking any action with respect thereto, intend to hinder, delay or defraud either its present or future creditors; and

(e)           does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law of any jurisdiction or country, and is not the subject of any bankruptcy or insolvency proceedings or similar proceedings under any law of any jurisdiction or country threatened or pending against such Obligor.

Section 4.15        Information Regarding Owned and Leased Real Estate and Warehouses.  All material interests (including but not limited to all fee simple and leasehold interests) of the Obligors in any real property or fixtures, wherever located, are subject to the Primary Mortgage.

Section 4.16          Intellectual Property Rights.  Each Obligor possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others.

Section 4.17        Conflicts of Interest.  No Obligor nor any officer, employee, agent or any other Person acting on behalf of any of the foregoing has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or other Person who was, is, or may be in a position to help or hinder the business of any Obligor (or assist in connection with any actual or proposed transaction), which (a) might subject any Obligor to any material damage or penalty in any civil, criminal or governmental litigation or proceeding; (b) if not given in the past, could have had a Material Adverse Effect; or (c) if not continued in the future, could reasonably be expected to have a Material Adverse Effect.

Section 4.18        Licenses; Compliance with Laws, Other Agreements, etc.  Except as set forth in Schedule 4.18, each Obligor has all material franchises, permits, licenses and other rights, including all governmental approvals, authorizations, consents, licenses and permits, which are necessary or required for the conduct of the businesses currently conducted by any Obligor (collectively, the “Licenses”).  No Obligor has any Knowledge of any basis upon which the renewal of any License would be denied in the future.  Each such License has been validly issued to the relevant Obligor and is in full force and effect, and no Obligor is in violation of any such License.  No Obligor is in violation of any term of its Organizational Documents or any other contract, agreement, judgment or decree, the violation of which would have a Material Adverse Effect, and each Obligor is in full compliance with all applicable laws, regulations and rules the non-compliance with which would have a Material Adverse Effect.

Section 4.19        Investment Company Act.  Neither the Borrower nor any company controlling the Borrower is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE V
AFFIRMATIVE COVENANTS

So long as any Obligations (other than contingent indemnity obligations) remain unpaid or any Facility remains outstanding, the Borrower will comply with the following requirements, unless the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders) shall otherwise consent in writing:

Section 5.1           Reporting Requirements.  The Borrower will deliver, or cause to be delivered, to each Lender each of the following, which shall be in form and detail reasonably acceptable to the Required Lenders:

(a)           As soon as available, and in any event within 120 days after the end of each Fiscal Year of the Borrower, audited annual financial statements of the Consolidated Group with the unqualified opinion of Eide Bailly, LLP or other independent certified public accountants of nationally recognized standing selected by the Consolidated Group and reasonably acceptable to the Administrative Agent, which annual financial statements shall include the balance sheets of the Consolidated Group as at the end of such Fiscal Year and the related statements of income, retained earnings and cash flows of the Consolidated Group for the Fiscal Year then ended, prepared on a consolidating and consolidated basis, all in reasonable detail and prepared in accordance with GAAP, together with (i) a report signed by such accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default hereunder and all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants; and (ii) a certificate of the treasurer of the Borrower, substantially in the form of Exhibit M, stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto.

(b)           As soon as available and in any event within 5 days after the Borrower’s quarterly filing with the Securities and Exchange Commission, an unaudited interim balance sheet and statement of income, cash flow and retained earnings of the Consolidated Group as at the end of and for such Fiscal Quarter and for the Fiscal Year-to-date period then ended, prepared on a consolidating and consolidated basis, in reasonable detail and stating in comparative form the budget of the Consolidated Group for such calendar month and for the year-to-date period then ended and the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments; and accompanied by a certificate of the treasurer of the Borrower, substantially in the form of Exhibit M, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments; (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto; and (iii) all relevant facts in reasonable detail to evidence, and the computations as to whether or not the Borrower is in compliance with the Financial Covenants.

(c)           Within 30 days after the end of each month, or more frequently if desired by the Borrower, a properly completed and executed Borrowing Base Certificate as at the end of such month or such other period, as appropriate.

(d)           Within 60 days after the end of each Fiscal Year of the Borrower, the annual budget and forecast of operations and Capital Expenditures budget for the Consolidated Group for the next Fiscal Year, each in reasonable detail, representing the good faith projections of the Borrower, and certified by the Borrower’s treasurer as being the projections upon which the Borrower relies, together with (i) such supporting schedules and information as the Administrative Agent from time to time may reasonably request, and (ii) revisions to any of the foregoing if the Governing Board of the Borrower approves an increase of more than 20% to the original Capital Expenditures budget.

(e)           From time to time, with reasonable promptness, any and all receivables schedules, collection reports, pool reports, deposit records and such other material reports, records or information as the Administrative Agent or the Required Lenders from time to time may reasonably request.

(f)            Immediately after the commencement thereof, notice of all litigation and of all proceedings before any governmental or regulatory agency affecting any Obligor of the type described in Section 4.7 or which (i) seek a monetary recovery against any Obligor in excess of $7,500,000; or (ii) if determined adversely to any Obligor, could reasonably be expected to have a Material Adverse Effect.

(g)           Immediately after the commencement thereof, notice of any violation of any Environmental Law by an Obligor and any commencement of any judicial or administrative proceeding against an Obligor relating to any Environmental Law, which, if determined adversely to any Obligor, (i) could reasonably be expected to require expenditures of any Obligor in excess of $7,500,000; or (ii) could reasonably result in the revocation of, or materially affect, any operating permits, air permission permits, water discharge permits, hazardous waste permits or other permits held by an Obligor, the results of which would have a Material Adverse Effect.

(h)           Immediately after the Borrower obtains Knowledge of the occurrence of a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower setting forth the steps being taken by the Borrower to cure the effect of such Default or Event of Default.

(i)            As promptly as practicable, and in any event within 30 days after the Borrower has Knowledge that any Reportable Event with respect to any Pension Plan has occurred, the Borrower will deliver to the Administrative Agent a statement of the Borrower’s treasurer setting forth details as to such Reportable Event and the action the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation.

(j)            As promptly as practicable, and in any event within 30 days after any Obligor fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the Code, the Borrower will deliver to the Administrative Agent a statement of the Borrower’s treasurer setting forth details as to such failure and the action the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation.

(k)           As promptly as practicable, and in any event within 30 days after the Borrower has Knowledge that any Obligor has or is reasonably expected to have any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multi-Employer Plan, the Borrower will deliver to the Administrative Agent a statement of the Borrower’s treasurer setting forth details as to such liability and the action which Borrower proposes to take with respect thereto.

(l)            Promptly upon obtaining Knowledge thereof, notice of the violation by any Obligor of any law, rule or regulation, the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

(m)          Promptly, such additional information concerning the Borrower and each other Obligor as the Administrative Agent may reasonably request.

All required deliveries pursuant to this Section 5.1 shall be made, to the extent possible, by electronic means (e-mail transmission), followed by actual, originally executed (if required hereunder) paper copies thereof.

Section 5.2           Books and Records; Inspection and Examination.  The Borrower will keep, and will cause each other Obligor to keep, accurate books of record and account for itself pertaining to its business and financial condition and such other matters as the Administrative Agent may from time to time request in which true and complete entries will be made in accordance with GAAP consistently applied and, upon request of and reasonable notice by the Administrative Agent, will permit any officer, employee, attorney or accountant for any Lender Party to audit, review, make extracts from or copy any and all corporate and financial books and records of any Obligor at all reasonable times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to any Obligor, and to discuss the affairs of any Obligor with any of its Directors, officers, employees or agents.  The Borrower will permit any Lender Party or its employees, accountants, attorneys or agents, to examine and inspect any property of any Obligor at any time during ordinary business hours; provided, that each Lender Party will use reasonable efforts to conduct (or have conducted) any such examination or inspection so as to minimize disruptions to the operations of such Obligor.

Section 5.3           Compliance with Laws.  The Borrower will, and will cause each other Obligor to, (a) comply in all material respects with the requirements of all applicable laws and regulations, including but not limited to all Environmental Laws; and (b) use and keep its assets, and will require that others use and keep its assets, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.  In addition, and without limiting the foregoing sentence, the Borrower shall (i) ensure, and cause each other Obligor to ensure, that no Person who owns a controlling interest in, or otherwise controls, the Borrower or any other Obligor is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders; (ii) not use or permit the use of the proceeds of any Advance to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto; and (iii) comply, and cause each other Obligor to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

Section 5.4           Payment of Taxes and Other Claims.  The Borrower will pay or discharge, and will cause each other Obligor to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits or upon any properties belonging to it prior in each case to the date on which penalties attach thereto; (b) all federal, state and local taxes required to be withheld by it; and (c) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien or charge upon any properties of an Obligor; provided, that no Obligor shall be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which such Obligor has set aside adequate reserves in accordance with GAAP.

Section 5.5           Maintenance of Properties.  The Borrower will keep and maintain, and will cause each other Obligor to keep and maintain, all of its properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted); provided, however, that nothing in this Section 5.5 shall prevent an Obligor from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the reasonable judgment of such Obligor, desirable in the conduct of such Obligor’s business.  The Borrower will, and will cause each other Obligor to, take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.  The Borrower will, and will cause each other Obligor to, take all commercially reasonable steps necessary to prosecute any Person infringing its Intellectual Property Rights and to defend itself against any Person accusing it of infringing any Person’s Intellectual Property Rights.

Section 5.6           Insurance.  The Borrower will obtain and at all times maintain, and will cause each other Obligor to obtain and at all times maintain, insurance with insurers believed by it to be responsible and reputable in such amounts and against such risks as described in the Security Documents and otherwise as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which it operates.

Section 5.7           Preservation of Legal Existence.  The Borrower will preserve and maintain, and will cause each other Obligor to preserve and maintain, its legal existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner; provided, however, that nothing in the foregoing shall prohibit any Obligor (other than the Borrower) from merging into another Obligor so long as, with respect to any such merger involving the Borrower, the Borrower shall remain as the surviving entity.

Section 5.8           Creation of New Obligors and Subsidiaries.  The Borrower will obtain prior written approval of the Required Lenders prior to creating a Subsidiary or acquiring any business which would constitute a Subsidiary.  Upon receipt of any such prior written approval, the Borrower will cause each new Subsidiary to execute and deliver to the Administrative Agent, for the benefit of the Lender Parties, a Guaranty, Mortgage (if applicable) and assignment of rents and leases (if applicable), each in form and content acceptable to the Administrative Agent, whereupon such Subsidiary shall constitute an Obligor hereunder.  In addition, the Borrower will, upon the creation (or acquisition) of any such Subsidiary, execute and deliver an amendment to the Primary Mortgage with respect to such Subsidiary in favor of the Administrative Agent, for the benefit of the Lender Parties.  If any such Subsidiary is organized under a jurisdiction other than the United States of America or a state thereof, the Lender Parties will negotiate in good faith with the Borrower and such Subsidiary to (a) limit the amount of the stock so pledged to the Lender Parties; or (b) otherwise include provisions in such Subsidiary’s Guaranty designed to prevent deemed distributions to the Borrower under Section 956 of the Code; provided, however, that such provisions shall preserve the maximum security possible in such Subsidiary, its assets and the Borrower’s equity interest therein for the Lender Parties possible in connection with such considerations; provided, further, that no Lender Party shall be responsible to the Borrower, any Obligor, any such Subsidiary or any other Person for the sufficiency of such provisions to accomplish their stated purpose.

Section 5.9           Minimum Interest Coverage Ratio.  The Borrower will maintain the Interest Coverage Ratio of the Consolidated Group as of each Covenant Compliance Date at not less than 3.25 to 1.00.

Section 5.10        Maximum Capitalization Ratio.  The Borrower will maintain the Capitalization Ratio of the Consolidated Group as of each Covenant Compliance Date at not more than 0.55 to 1.00.

Section 5.11        Minimum Net Working Capital.  The Borrower will maintain the Net Working Capital of Consolidated Group at not less than: (a) $35,000,000 as of each Fiscal Year-end of the Borrower; and (b) $15,000,000 as of each Covenant Compliance Date that does not constitute a Fiscal Year-end.

Section 5.12        Title Insurance Policy.  Not later than sixty days after the Closing Date, the Borrower shall deliver to the Administrative Agent an endorsement to the mortgagee’s title policy, insuring the priority of the Primary Mortgage, reflecting recording of the Third Modification Agreement to Restated Mortgage and Security Agreement Mortgage Short-Term Redemption as executed by the Borrower and the First Amendment to Mortgage and Security Agreement as executed by the Guarantor, and updating title to the date of delivery of such endorsement.

ARTICLE VI

NEGATIVE COVENANTS

So long as any Obligations (other than contingent indemnity obligations) remain unpaid or any Facility remains outstanding, the Borrower will comply with the following requirements, unless the Required Lenders (or the Administrative Agent, with the consent of the Required Lenders) shall otherwise consent in writing:

Section 6.1           Liens.  The Borrower will not, and will not permit any other Obligor to, create, incur or suffer to exist any Lien or other charge or encumbrance of any nature on any of its assets, now owned or hereafter acquired, or assign or otherwise convey any right to receive income or give its consent to the subordination of any right or claim of any Obligor to any right or claim of any other Person; excluding from the operation of the foregoing (collectively, the “Permitted Liens”):

(a)           Liens in existence on the date hereof and listed in Schedule 6.1;

(b)           Liens for taxes or assessments or other governmental charges to the extent not required to be paid by Section 5.4;

(c)           materialmen’s, merchants’, carriers’, worker’s, repairer’s, landlord’s, warehouseman’s or other like liens arising in the ordinary course of business to the extent not required to be paid by Section 5.4;

(d)           pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(e)           zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of any Obligor or the value of such property for the purpose of such business;

(f)            Liens granted to the Administrative Agent or the Lenders pursuant to any of the Security Documents;

(g)           CoBank’s statutory Lien on all of the Capital Stock of CoBank owned by the Borrower;

(h)           purchase money Liens, provided that:

(i)            no such Lien extends or shall extend to or cover any property of an Obligor other than the property then being acquired; and

(ii)           the aggregate principal amount of the Debt secured by any such Lien shall not exceed the cost of such property so acquired in connection therewith;

(i)            bankers’ liens, rights of set off or similar rights as to accounts maintained with a financial institution;

(j)            Liens to secure Commodity Credit Corporation Loans; and

(k)           any judgment Liens relating to judgments not constituting an Event of Default under Section 7.1(h).

Section 6.2           Debt.  The Borrower will not, and will not permit any other Obligor to, incur, create, assume, permit or suffer to exist, any Debt except:

(a)           Obligations arising hereunder;

(b)           Debt (including Subordinated Debt) in existence on the Closing Date and listed in Schedule 6.2; together with any extension, renewal or replacement thereof (so long as such indebtedness is not increased above the amount outstanding immediately prior to giving effect to any such extension, renewal or replacement);

(c)           Debt of an Obligor secured by the purchase money Liens permitted in accordance with Section 6.1(h), provided the aggregate amount of such Debt at any time outstanding does not to exceed $4,000,000;

(d)           Rate Hedging Arrangements;

(e)           Commodity Credit Corporation Loans; and

(f)            commercial paper issued by an Obligor.

Section 6.3           Guaranties.  The Borrower will not, and will not permit any other Obligor to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)           the Guaranties;

(b)           the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(c)           guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the Closing Date and listed in Schedule 6.3; together with any extension, renewal or replacement thereof (so long as such indebtedness is not increased above the amount outstanding immediately prior to giving effect to any such extension, renewal or replacement).

Section 6.4           Investments.  The Borrower will not, and will not permit any other Obligor to, make, purchase, hold or permit to exist any Investment, except:

(a)           Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute the full faith and credit obligations of the United States of America having a maturity of 1 year or less, commercial paper issued by a U.S. corporation rated at least “A-1” or “A-2” by Standard & Poor’s Rating Group or “P-1” or “P-2” by Moody’s Investors Service, Investments in money market mutual funds whose underlying assets are exclusively Investments which would otherwise be permitted Investments under this Section 6.4(a), or repurchase agreements, certificates of deposit or bankers’ acceptances having a maturity of 1 year or less issued by members of the Federal Reserve System having deposits in excess of $500,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)           trade credit extended in the ordinary course of business;

(c)           advances in the form of progress payments, prepaid rent or security deposits;

(d)           Investments by any Obligor in another Obligor or any joint venture or similar arrangements in which such Obligor has an interest as set forth in Schedule 6.4, including intercompany transfers, advances, loans, guarantees or other financial accommodations;

(e)           other Investments of the Obligors in existence on the Closing Date, as set forth and described in Schedule 6.4;

(f)            other Investments not otherwise permitted under this Section 6.4 in an aggregate amount not to exceed $7,500,000 made and funded during each Fiscal Year; and

(g)           any deposits held at, or any Investments issued by, any Lender or the Administrative Agent.

Section 6.5           Restricted Payments.  The Borrower will not declare or make any Restricted Payments if a Default or Event of Default shall then exist or would exist after giving effect to such payment.

Section 6.6           Restrictions on Sale and Issuance of Subsidiary Stock.  The Borrower will not:

(a)           permit any of its Subsidiaries to issue or sell any shares of any class of such Subsidiary’s Capital Stock to any other Person (other than to the Borrower or a wholly-owned Subsidiary of the Borrower);

(b)           sell, transfer or otherwise dispose of any shares of any class of any of its Subsidiary’s Capital Stock to any other Person (except to the Borrower or a wholly-owned Subsidiary of the Borrower); or

(c)           permit any of its Subsidiaries to sell, transfer or otherwise dispose of any shares of any class of Capital Stock of any other Subsidiary of the Borrower to any other Person (other than to the Borrower or a wholly-owned Subsidiary of the Borrower).

Section 6.7           Transactions With Affiliates.  The Borrower will not, and will not permit any other Obligor to, enter into or be a party to any transaction with any Affiliate of any such Obligor except in the ordinary course of, and pursuant to, the reasonable requirements of such Obligor’s business and upon fair and reasonable terms that are no less favorable to such Obligor than would be obtained in a comparable arms-length transaction with a Person not an Affiliate of such Obligor.

Section 6.8           Consolidation and Merger; Asset Acquisitions; Sale or Transfer of Assets; Suspension of Business Operations.  The Borrower shall not, and shall not permit any other Obligor to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of the assets of the Consolidated Group, whether now owned or hereafter acquired, and will not liquidate, dissolve or suspend its business operations, except for:

(a)           the sale of Inventory in the ordinary course of business;

(b)           the sale of equipment that is obsolete, not fully functional or no longer useful in the business of an Obligor; provided that the aggregate value of such disposed equipment in any Fiscal Year is less than $7,500,000;

(c)           other dispositions of personal property if the aggregate net book value of such disposed property in any Fiscal Year does not exceed 5% of Borrower’s consolidated assets as shown on its balance sheet as of the end of the immediately preceding Fiscal Year;

(d)           the sale, lease or transfer of all or a substantial part of the assets of an Obligor (other than the Borrower) to another Obligor;

(e)           the merger of any Obligor (other than the Borrower) with or into another Obligor, or the liquidation, winding up or dissolving of any Obligor (other than the Borrower);

(f)            discounting or otherwise compromising for less than face value notes or accounts receivable in order to resolve disputes that occur in the ordinary course of business;

(g)           the sale or disposing of shares of Capital Stock of any Subsidiaries to the extent permitted by Section 6.6; and

(h)           the merger of any Person with or into an Obligor if the acquisition of the Capital Stock of such Person by the Obligor would have been permitted pursuant to Section 6.4; provided that (i) in the case of the Borrower, the Borrower shall be the continuing or surviving Person; (ii) if a Guarantor is not the surviving or continuing Person, the surviving Person becomes a Guarantor and complies with the provisions of Section 5.8; and (iii) no Default or Event of Default shall have occurred or be continuing after giving effect thereto.

Section 6.9           Sale and Leaseback.  The Borrower will not, and will not permit any other Obligor to, enter into any arrangement, directly or indirectly, with any other Person whereby any Obligor shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property that an Obligor intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.10        Restrictions on Nature of Business.  The Borrower will not, and will not permit any other Obligor to, engage in any line of business materially different from that presently engaged in by the Borrower or any such Obligor and will not, and will not permit any other Obligor to, purchase, lease or otherwise acquire assets not related to its business.

Section 6.11        Accounting.  The Borrower will not, and will not permit any other Obligor to, adopt any material change in accounting principles, other than as required by GAAP, and will not, and will not permit any other Obligor to, adopt, permit or consent to any change in its Fiscal Year.

Section 6.12        Hazardous Substances.  The Borrower will not cause or permit, and will not permit any other Obligor to cause or permit, any Hazardous Substances to be disposed of in any manner that might result in any material liability to any Obligor on, under or at any real property that is operated by any Obligor or in which any Obligor has any interest.

Section 6.13        Subordinated Debt.  The Borrower will not, and will not permit any other Obligor to, issue any Subordinated Debt without first obtaining the prior written consent of the Required Lenders (it being understood that the Subordinated Debt set forth and described in Schedule 6.2 is hereby approved) and, if obtained, will not, and will not permit any other Obligor to, (a) make any payment of any principal, interest or fees due under or acquire any Subordinated Debt in violation of the Subordination Agreement or the subordination provisions applicable thereto or prepay, purchase or otherwise acquire any Subordinated Debt; (b) give security for all or any part of any Subordinated Debt unless such security is expressly permitted and contemplated under the relevant Subordination Agreement or the subordination provisions applicable thereto; (c) take any action whereby the subordination of any Subordinated Debt or any part thereof to the Obligations might be terminated, impaired or adversely affected; (d) omit to give the Administrative Agent prompt written notice of any default under any Subordinated Debt of which the Borrower has Knowledge by reason whereof any Subordinated Debt might become or be declared to be immediately due and payable; (e) amend, supplement or otherwise modify any terms or provisions of any documents evidencing or securing any Subordinated Debt without first obtaining the prior written consent of the Required Lenders.

Section 6.14        Tax Consolidation.  The Borrower will not, and will not permit any other Obligor to, file or consent to the filing of, any consolidated income tax return with any Person other than a Subsidiary of any Obligor or the Borrower.

Section 6.15        Negative Pledges, Restrictive Agreements, etc.  The Borrower will not, and will not permit any other Obligor to, enter into any agreement (excluding this Agreement and any agreement governing any Debt permitted by Section 6.2(c) as to the assets financed with the proceeds of such Debt) that would (a) require any Obligor to grant a Lien to any Person other than the Administrative Agent, other than the Permitted Liens; (b) prohibit the creation or assumption of any Lien in favor of the Administrative Agent upon such Obligor’s properties, revenues or assets, whether now owned or hereafter acquired, or the ability of any Obligor to amend or otherwise modify any Loan Document; or (c) prohibit the ability of any Obligor (other than the Borrower) to make any payments directly or indirectly to the Borrower, by way of dividends, advances, repayments of loans or advances, reimbursements of management and any other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement that restricts the ability of any such Obligor to make any payment, directly or indirectly, to the Borrower.

Section 6.16        Inconsistent Agreements.  The Borrower will not, and will not permit any other Obligor to, enter into any agreement or arrangement that is inconsistent with the obligations of any Obligor under this Agreement or any other Loan Document.

ARTICLE VII

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

Section 7.1           Events of Default.  “Event of Default”, wherever used herein, means any one of the following events:

(a)           Default in the payment of any principal of any Loan when it becomes due and payable, including but not limited to any such payment becoming due and payable under Section 2.12(i), and the continuation of such default for more than 5 Business Days.

(b)           Default in the payment of any Obligation (other than the payment of any principal of any Loan) when the same becomes due and payable, and the continuation of such default for more than 5 Business Days.

(c)           Default in the performance, or breach, of any Financial Covenant or any covenant or agreement of the Borrower under Section 2.15, Section 5.7 or Article VI.

(d)           Default in the performance, or breach, of any covenant or agreement of the Borrower in this Agreement (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with elsewhere in this Section 7.1), or default in the performance, or breach, of any covenant or agreement of any Obligor in any other Loan Document (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with elsewhere in this Section 7.1), and, in each case, the continuance of such default or breach for a period of 30 calendar days after any Obligor has Knowledge thereof.

(e)           (i) Any Obligor shall be or become insolvent, however defined; or admit in writing its inability to pay debts as they mature; or make a general assignment for the benefit of its creditors; or cease to do business in the ordinary course; (ii) any Obligor shall institute any bankruptcy, insolvency, reorganization, dissolution, liquidation or similar proceeding relating to itself under the laws of any jurisdiction; or any Obligor shall take any action to authorize any such proceeding; or any such proceeding shall be instituted against any Obligor and shall not be dismissed or discharged within 60 days after its commencement; or any Obligor shall admit all of the material allegations with respect to any such proceeding; or an order for relief or similar order shall be entered in any such proceeding; (iii) any Obligor shall apply for the appointment of any receiver, trustee or similar officer for itself or for all or substantially all of its property; or any Obligor shall take any action to authorize any such appointment; or an action for any such appointment shall be commenced by any other Person and such action shall not be dismissed or discharged within 60 days after its commencement; or any Obligor shall admit all of the material allegations with respect to any such action; or any such appointment shall be made, with or without the consent of the applicable Obligor; or (iv) a warrant, writ of attachment, execution or similar process shall be issued or levied against any substantial part of the property of any Obligor and shall not be fully released, stayed, vacated or bonded within 60 days after such issuance or levy.

(f)            A petition shall be filed by any Obligor under the United States Bankruptcy Code naming any Obligor as debtor; or an involuntary petition shall be filed against any Obligor under the United States Bankruptcy Code, and such petition shall not have been dismissed within 60 days after such filing; or an order for relief shall be entered in any case under the United States Bankruptcy Code naming any Obligor as debtor.

(g)           Any representation or warranty made by any Obligor in any Loan Document or by the Borrower (or any of its officers) in any request for a Credit Extension, or in any other certificate, instrument, or statement contemplated by or made or delivered pursuant to or in connection with any Loan Document, shall prove to have been incorrect in any material respect when made.

(h)           The rendering against any Obligor of a final judgment, decree or order for the payment of money, which, when added to all other such unsatisfied judgments, decrees or orders then outstanding, exceed $7,500,000 (unless the payment of such judgments, decrees or orders are fully insured) and either (i) the judgment creditor executes on any such judgment, or (ii) any such judgment, decree or order remains unpaid or continues unsatisfied and in effect for any period of 60 consecutive calendar days without a stay of execution.

(i)            A writ of attachment, garnishment, levy or similar process shall be issued against or served on any Lender Party with respect to (i) any property of any Obligor in the possession of such Lender Party; or (ii) any indebtedness of any Lender Party to any Obligor.

(j)            Maturity of any material interest-bearing Debt of any Obligor (other than Debt under this Agreement) shall be accelerated, or any Obligor shall fail to pay any such material Debt when due (after the lapse of any applicable grace period) or, in the case of such Debt payable on demand, when demand (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Debt or any trustee or other Person acting on behalf of such holder to cause, such material Debt to become due prior to its stated maturity or to realize upon any collateral given as security therefore.  For purposes of this subsection (j), Debt of an Obligor shall be deemed “material” if it exceeds $7,500,000 as to any item of Debt or in the aggregate for all items of Debt with respect to which any of the events described in this subsection (j) has occurred, and Debt of an Obligor shall not include Commodity Credit Corporation Loans so long as such Commodity Credit Corporation Loans constitute non-recourse Debt of an Obligor.

(k)           Any Guarantor shall attempt to reject, terminate or rescind its Guaranty or any Security Document to which it is a party or shall contest in any manner the validity, binding nature or enforceability of its Guaranty or any Security Document to which is a party.

(l)            Any Reportable Event, which the Administrative Agent or the Required Lenders determine in good faith may constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Administrative Agent; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or any Obligor or any of its ERISA Affiliates shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or any Obligor or any of its ERISA Affiliates shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the Code, which the Administrative Agent or the Required Lenders determine in good faith may by itself, or in combination with any such failures that the Administrative Agent or the Required Lenders may determine are likely to occur in the future, result in the imposition of a Lien on any Obligor’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multi-Employer Plan which results or could reasonably be expected to result in a material liability of any Obligor to the Multi-Employer Plan under Title IV of ERISA.

(m)          Any Change of Control shall occur.

(n)           Any Security Document shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by any Obligor, or the Administrative Agent shall cease to have a valid and perfected security interest having the priority contemplated thereunder in all of the collateral described therein, other than by action or inaction of the Administrative Agent, if (i) the aggregate value of the collateral affected by any of the foregoing exceeds $1,000,000, and (ii) any of the foregoing shall remain unremedied for 20 calendar days after any Obligor has Knowledge thereof.

Section 7.2           Rights and Remedies.  Upon the occurrence of an Event of Default or at any time thereafter until such Event of Default is cured or waived to the written satisfaction of the Required Lenders, the Administrative Agent or the Required Lenders may (and, upon written request of the Required Lenders the Administrative Agent shall) exercise any or all of the following rights and remedies:

(a)           By notice to the Borrower, declare the Commitments to be terminated, whereupon the same shall forthwith terminate.

(b)           By notice to the Borrower, declare the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such accrued interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.

(c)           By notice to the Borrower, demand payment by the Borrower of funds with respect to each outstanding Letter of Credit in an amount sufficient to fund a cash collateral account equal to the Letter of Credit Exposure, which cash collateral account will be held by the Administrative Agent (or its designee), without interest, as a pledged cash collateral account and promptly applied to reimbursement of all drafts submitted under outstanding Letters of Credit.

(d)           Without notice to the Borrower and without further action, apply any and all monies owing by any Lender Party to any Obligor to the payment of the Loans, including interest accrued thereon, and of all other Obligations then owing by the Borrower hereunder.

(e)           Apply for the employment of, or taking possession by, a trustee, receiver, liquidator or other similar official of the Borrower to hold or liquidate all or any substantial part of the properties or assets of the Borrower.

(f)            Exercise and enforce the rights and remedies available to any Lender Party under any Loan Document.

(g)           Exercise any other rights and remedies available to any Lender Party by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(e) or (f), the entire unpaid principal amount of the Loans, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or notice of any kind.  Notwithstanding any other provision of the Loan Documents, no Lender Party (other than the Administrative Agent) may individually exercise any rights under or with respect to the Loan Documents that arise after an Event of Default without the consent of the Required Lenders.

Section 7.3           Right of Setoff.  If an Event of Default shall have occurred and shall be continuing, each Lender Party and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, including but not limited to Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but excluding any deposits held in escrow or pursuant to a fiduciary obligation on behalf of or for the benefit of third parties) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of such Obligor now or hereafter existing under this Agreement or any other Loan Document to such Lender Party or any such Affiliate, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Obligor may be contingent or unmatured or are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party or its Affiliates may have.

ARTICLE VIII

AGREEMENT AMONG LENDERS AND ADMINISTRATIVE AGENT

Section 8.1           Authorization; Powers; Administrative Agent for Collateral Purposes.  Each Lender irrevocably appoints and authorizes the Administrative Agent to act as administrative agent for and on behalf of such Lender to the extent provided herein, in any Loan Documents or in any other document or instrument delivered hereunder or in connection herewith, and to take such other actions as may be reasonably incidental thereto.  The Administrative Agent agrees to act as administrative agent for each Lender upon the express conditions contained in this Article VIII, but in no event shall the Administrative Agent constitute a fiduciary of any Lender, nor shall the Administrative Agent have any fiduciary responsibilities in respect of any Lender.  In furtherance of the foregoing, and not in limitation thereof, each Lender irrevocably (a) authorizes the Administrative Agent to execute and deliver and perform those obligations under each of the Loan Documents to which the Administrative Agent is a party as are specifically delegated to the Administrative Agent, and to exercise all rights, powers and remedies as may be specifically delegated hereunder or thereunder, together with such additional powers as may be reasonably incidental thereto; (b) appoints the Administrative Agent as nominal beneficiary or nominal secured party, as the case may be, under the Loan Documents and all related UCC financing statements; and (c) authorizes the Administrative Agent to act as collateral agent of and for such Lender for purposes of holding, perfecting and disposing of Collateral under the Loan Documents.  As to any matters not expressly provided for by the Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or, if so required pursuant to Section 9.2, upon the instructions of all Lenders; provided, however, that except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action, and the Administrative Agent shall not in any event be required to take any action which is contrary to the Loan Documents or applicable law.

Section 8.2           Application of Proceeds.  The Administrative Agent, after deduction of any costs of collection, as provided in Section 8.5, shall remit to each Lender (to the extent a Lender is to share therein) such Lender’s pro rata share of all payments of principal, interest and fees payable hereunder in accordance with such Lender’s applicable Percentage.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) all payments received by the Administrative Agent or any Lender prior to the occurrence of an Event of Default in respect of Rate Hedging Obligations shall be remitted directly to the appropriate counterparty with respect to such Rate Hedging Obligations and no other Lender shall be entitled to any portion thereof; and (b) all amounts received by the Administrative Agent or any Lender after the occurrence of an Event of Default shall be shared by the Lenders in accordance with the applicable Percentage of each Lender, irrespective of the Collateral from which such payments are derived or the Facility to which they may relate.  Each Lender’s interest under the Loan Documents shall be payable solely from payments, collections and proceeds actually received by the Administrative Agent under the Loan Documents; and the Administrative Agent’s only liability to a Lender with respect to any such payments, collections and proceeds shall be to account for such Lender’s Percentage of such payments, collections and proceeds in accordance with this Agreement.  If the Administrative Agent is required for any reason to refund any such payments, collections or proceeds, each Lender will refund to the Administrative Agent, upon demand, its Percentage of such payments, collections or proceeds, together with its Percentage of interest or penalties, if any, payable by the Administrative Agent in connection with such refund.  If any Lender becomes a Defaulting Lender, the Administrative Agent may remit payments received by it to the other Lenders until such payments have reduced the aggregate amounts owed by the Borrower to the extent that the aggregate amount of the Advances owing to such Defaulting Lender hereunder are equal to its Percentage of the aggregate amounts of the Advances owing under the applicable Facility to all of the Lenders hereunder.  The foregoing provision is intended only to set forth certain rules for the application of payments, proceeds and collections in the event that a Lender has breached its obligations hereunder and shall not be deemed to excuse any Lender from such obligations.

Section 8.3           Exculpation.  The Administrative Agent shall not be liable for any action taken or omitted to be taken by the Administrative Agent in connection with the Loan Documents, except for its own gross negligence or willful misconduct.  The Administrative Agent shall be entitled to rely upon advice of counsel concerning legal matters, the advice of independent public accountants with respect to accounting matters and advice of other experts as to any other matters and upon any Loan Document and any schedule, certificate, statement, report, notice or other writing which it reasonably believes to be genuine or to have been presented by a proper Person.  Neither the Administrative Agent nor any of its Directors, officers, employees or agents shall be responsible or in any way liable for (a) any recitals, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any Loan Document, or any other instrument or document delivered hereunder or in connection herewith; (b) the validity, genuineness, perfection, effectiveness, enforceability, existence, value or enforcement of any Collateral; or (c) any action taken or omitted by it.  The designation of CoBank as administrative agent hereunder shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, CoBank in its individual capacity as a Lender hereunder.

Section 8.4           Use of the Term “Administrative Agent”.  The term “Administrative Agent” is used herein in reference to the Administrative Agent merely as a matter of custom.  It is intended to reflect only an administrative relationship between the Administrative Agent and the Lenders as an independent contracting party.  However, the obligations of the Administrative Agent shall be limited to those expressly set forth herein and in no event shall the use of such term create or imply any fiduciary relationship or any other obligation arising under the general law of agency.

Section 8.5           Reimbursement for Costs and Expenses.  All payments, collections and proceeds received or effected by the Administrative Agent may be applied first to pay or reimburse the Administrative Agent for all reasonable costs and expenses at any time incurred by or imposed upon the Administrative Agent in connection with this Agreement or any other Loan Document (including but not limited to all reasonable attorney’s fees (including allocated costs of in-house counsel), foreclosure expenses and advances made to protect the security of any Collateral, but excluding any costs, expenses, damages or liabilities arising from the gross negligence or willful misconduct of the Administrative Agent).  If the Administrative

Agent does not receive payments, collections or proceeds sufficient to cover any such costs and expenses within 5 days after their incurrence or imposition, each Lender shall, upon demand and provision of reasonably timely invoices and other evidence of any such amounts, remit to the Administrative Agent such Lender’s Percentage of the difference between (a) such costs and expenses; and (b) such payments, collections and proceeds, together with interest on such amount for each day following the thirtieth day after demand therefor until so remitted at a rate equal to the Federal Funds Rate for each such day; provided, however, that in no event shall a Lender be obligated to reimburse the Administrative Agent for any such costs or expenses incurred in connection with Rate Hedging Arrangements or other matters undertaken by the Administrative Agent for its own benefit and not for the benefit of all Lenders generally.

Section 8.6           Payments Received Directly by Lenders.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of any Obligations (other than through distributions made in accordance with Section 8.2 hereof) in excess of such Lender’s applicable Percentage with respect thereto, such Lender shall promptly give notice of such fact to the Administrative Agent and shall promptly remit to the Administrative Agent such amount as shall be necessary to cause the remitting Lender to share such excess payment or other recovery ratably with each of the Lenders in accordance with their respective Percentages, together with interest for each day on such amount until so remitted at a rate equal to the Federal Funds Rate for each such day; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such remitting Lender or holder, the remittance shall be restored to the extent of such recovery.

Section 8.7           Administrative Agent and Affiliates.  CoBank shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender, and may exercise or refrain from exercising the same as though it were not the Administrative Agent hereunder, and CoBank and its affiliates may accept deposits from and generally engage in any kind of business with any Obligor or any Affiliate of any Obligor as fully as if CoBank were not the Administrative Agent hereunder.

Section 8.8           Credit Investigation.  Each Lender acknowledges that it has made such inquiries and taken such care on its own behalf as would have been the case had its Commitments been granted and its Advances made directly by such Lender to the Borrower without the intervention of the Administrative Agent or any other Lender.  Each Lender agrees and acknowledges that no Lender Party makes any representation or warranty about the creditworthiness of any Obligor or any other party to this Agreement or with respect to the legality, validity, sufficiency or enforceability of this Agreement, any Loan Document, any Collateral or any other instrument or document delivered hereunder or in connection herewith.

Section 8.9           Defaults.  The Administrative Agent shall have no duty to inquire into any performance or failure to perform by the Borrower and shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than under Section 7.1(a) or 7.1(b)) hereof unless the Administrative Agent has received notice from a Lender Party or the Borrower specifying the occurrence of such Default or Event of Default.  If the Administrative Agent receives such a notice of the occurrence of a Default or an Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders.  In the event of any

Default or Event of Default, the Administrative Agent (subject to Section 8.1) shall take such actions with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that, (a) the Administrative Agent shall not need the consent or direction of the Required Lenders to provide such notices as may be required as a prerequisite to a Default becoming an Event of Default; and (b) unless and until the Administrative Agent shall have received directions as contemplated herein, the Administrative Agent may take any action, or refrain from taking any action, with respect to such Default of Event of Default as it shall deem advisable.

Section 8.10        Obligations Several.  The obligations of each Lender Party hereunder are the several obligations of such Lender Party, and no Lender Party shall be responsible for the obligations of any other Lender Party hereunder, nor will the failure by any Lender Party to perform any of its obligations hereunder relieve any other Lender Party from the performance of its obligations hereunder.  Nothing contained in this Agreement, and no action taken by any Lender Party pursuant hereto or in connection herewith or pursuant to or in connection with the Loan Documents shall be deemed to constitute the Lender Parties as a partnership, association, joint venture, or other entity.

Section 8.11        Resignation and Assignment of Administrative Agent.

(a)           The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrower and the Lender Parties.  In the event of any resignation of the Administrative Agent, the Required Lenders shall as promptly as practicable appoint a successor Administrative Agent (provided that if no Event of Default then exists, the Borrower shall have the right to approve such successor agent, such approval not to be unreasonably withheld).  If no such successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof (provided that if no Event of Default then exists the Borrower shall have the right to approve such successor agent, such approval not to be unreasonably withheld).

(b)           The Administrative Agent may, without the consent of the Borrower or the other Lender Parties, assign its rights and obligations as Administrative Agent hereunder and under the other Loan Documents to its parent or to any wholly owned subsidiary of its parent, and upon such assignment, the former Administrative Agent shall be deemed to have retired, and such parent or wholly owned subsidiary shall be deemed to be a successor Administrative Agent.

(c)           Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon be entitled to receive from the prior Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request and the resigning or assigning Administrative Agent shall be discharged from its duties and obligations under this Agreement to be performed after the time of transfer.  After any resignation or assignment pursuant to this Section 8.11, the provisions of this Section 8.11 shall inure to the benefit of the retiring Administrative Agent as to any actions taken or omitted to be taken by it while it was acting as Administrative Agent hereunder.

Section 8.12        Lead Arranger and Syndication Agent.  Any Lender identified on the title page to this Agreement as “Lead Arranger” or “Syndication Agent” shall have no right, power, obligation or liability under this Agreement or any other Loan Document other than those applicable to all Lenders as such.  Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or omitting any action hereunder.

Section 8.13        Borrower not a Beneficiary or Party.  Except with respect to the limitation of liability applicable to the Lenders under Section 8.10 and approval rights with respect to any successor Administrative Agent under Section 8.11, the provisions and agreements in this Article VIII are solely among the Lender Parties, and the Borrower shall not be considered a party thereto or a beneficiary thereof.

ARTICLE IX

MISCELLANEOUS

Section 9.1           No Waiver; Cumulative Remedies.  No failure or delay on the part of any Lender Party in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.2           Amendments, Requested Waivers, Etc.  No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Required Lenders and, if the rights or duties of the Administrative Agent or the Letter of Credit Issuer are affected thereby, by the Administrative Agent or the Letter of Credit Issuer, as the case may be; provided, however, that no amendment, modification, termination, waiver or consent shall do any of the following unless the same shall be in writing and signed by the Administrative Agent and each Lender affected thereby (and, as to clauses (d), (e) , (f), (g) and (i) hereof, all Lenders shall be deemed affected): (a) change the amount of any Commitment (except as permitted in accordance with Section 9.3(b)); (b) reduce the amount of any principal of or interest due on any Advances, the Unused Fees or any Letter of Credit Fees payable to a Lender hereunder; (c) postpone any date fixed for any payment of principal of or interest on any outstanding Advances or the Unused Fees or Letter of Credit Fees payable to a Lender hereunder; (d) change the definition of “Required Lenders”; (e) change the definition of “Borrowing Base” or the definition used in calculations thereof;  (f) amend this Section 9.2 or any other provision of this Agreement requiring the consent or other action of the Required Lenders or any particular Lender; (g) release any Guaranty; (h) waive any Default or Event of Default; or (i) release, subordinate or terminate any Lien in all or substantially all of the Collateral.  Any waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.3           Successors and Assigns; Register.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder, except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section; (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section; or (iii) by way of pledge or assignment of a Lien subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Lenders all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it, or in the case of an assignment to a Lender, no minimum amount need be assigned.

(B)          In any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $5,000,000.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment assigned.

(iii)          Required Consents.  No consent shall be required for any assignment except as follows:

(A)          The consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender or an Affiliate of a Lender.

(B)          The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility.

(C)          The consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18(a) and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)           Register.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 9.3(c), to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitment or Loan shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 9.3(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Commitment, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 9.3(c), except as may result or arise from the Administrative Agent’s own gross negligence or willful misconduct.

(d)           Participations.  Any Lender may at any time sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under the Revolving Credit Facility (including all or a portion of its Commitment and/or the Loans owing to it thereunder); provided that (i) such Lender’s obligations under the Revolving Credit Facility shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the Lenders and the Letter of Credit Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Revolving Credit Facility; and provided, further, that the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (A) a Default or Event of Default has occurred and is continuing at the time of such assignment; or (B) such Participant is a Lender or an Affiliate of a Lender, and the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for participations if such Participant is not a Lender with a Commitment in respect of the Revolving Credit Facility.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) forgive any indebtedness of the Borrower under the Revolving Credit Facility or the Revolving Credit Facility Note; (ii) agree to reduce the rate of interest charged under this Agreement; or (iii) agree to extend the final maturity of any indebtedness evidenced by the Revolving Credit Facility Note, except as expressly provided by the terms of the Loan Documents, in each case to the extent that such amendment, modification or waiver would affect such Participant.  Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.3 as though it were a Lender, provided such Participant agrees to be subject to Section 9.4 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.19(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a Lien in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Certain Rights of Farm Credit Lender Participants.  Notwithstanding anything in this Section 9.3 to the contrary, any Farm Credit Lender that (i) is the owner of a participation in a Commitment (including Loans outstanding thereunder) initially in the amount of at least $5,000,000; (ii) is, by written notice to the Borrower and the Administrative Agent (a “Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”); and (iii) receives the prior written consent of the Borrower (unless an Event of Default has occurred and is continuing) and the Administrative Agent to become a Voting Participant, shall be entitled to vote for so long as such Farm Credit Lender owns such participation and notwithstanding any subparticipation by such Farm Credit Lender (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action.

Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Exhibit O hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrower and the Administrative Agent.  To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (A) state the full name, as well as all contact information required for an assignee in the Assignment and Assumption; and (B) state the dollar amount of the participation purchased.  The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrower within three (3) Business Days of any termination of, reduction or increase in the amount of, such participation.  The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this subsection (g).  The voting rights hereunder are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant.

Section 9.4            Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact; and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)           the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement; or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

Section 9.5            Notices; Distribution of Information Via Electronic Means.

(a)           Use of Platform to Distribute Communications.  The Administrative Agent may make any material delivered by the Borrower to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrower, or any of its Subsidiaries, or any other materials or matters relating to any Loan Documents, or any of the transactions contemplated hereby or thereby (collectively, the “Communications”) available to the Lender Parties by posting such notices on an electronic delivery system such as IntraLinks or a substantially similar electronic system (the “Platform”).  The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution; (ii) the Platform is provided “as is” and “as available”; and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(b)           Notice by Electronic Means.  Each Lender agrees (i) on or before the date it becomes a party to this Agreement, to notify the Administrative Agent in writing of the e-mail address(es) to which a notice under this Agreement (a “Notice”) may be sent to it and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for it; and (ii) that any Notice may be sent to such e-mail address(es).  Each Lender agrees that an e-mail message notice to it (as provided in the previous sentence) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication.

(c)           Notices By Other Means.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing (including facsimile transmission or e-mail) and shall be sent to the applicable party at its address, e-mail address or facsimile number set forth on Exhibit A or on any Administrative Questionnaire, or as to each party, at such other address, e-mail address or facsimile number as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 9.5.  All such notices, requests, demands and other communications shall be effective (i) when received, if sent by facsimile, e-mail, hand delivery or overnight courier; or (ii) three Business Days after the date when sent by registered or certified mail, postage prepaid; provided, however, that notices or requests to any Lender Party pursuant to any of the provisions of Article II shall not be effective until received by such Lender Party.  Notwithstanding the foregoing, no notices to the Borrower contemplated by Sections 7.1 or 7.2 will be effective if delivered solely by e-mail.

Section 9.6           Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and specifically including allocated costs of in house counsel), in connection with the syndication of the credit facility provided for herein and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender after the occurrence and during the continuance of an Event of Default in connection with any audits or inspections of any Collateral or the operations or business of any Obligor; and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender and specifically including allocated costs of in house counsel) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.6; or (B) in connection with the Obligations, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify each Lender Party and each Affiliate of any Lender Party (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee and specifically including allocated costs of in house counsel) incurred by any Indemnitee or asserted against any Indemnitee by any third party or Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) the Loans or the use or proposed use of the proceeds therefrom; (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Obligor or its Subsidiaries, or any liability arising from any alleged breach of Environmental Laws related in any way to any Obligor or its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Obligor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee; or (B) result from a claim brought by any Obligor against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Obligor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.6 to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Affiliate of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Affiliate, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Affiliate of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 8.10.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, neither the Borrower (as one party) nor the Administrative Agent and any Lender (collectively as one party) shall assert, and each party hereby waives, any claim against the other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof.  No party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section 9.6 shall be payable promptly after demand therefor.

(f)            Survival.  The agreements in this Section 9.6 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination in full of all of the Commitments and the payment, satisfaction or discharge in full of all the other Obligations.

Section 9.7           Replacement of Non-Consenting Lender.  If any Lender (a “Non-Consenting Lender”) (i) demands compensation pursuant to Section 2.18, (ii) suspends its obligation to make, maintain or fund either LIBOR Loans or Quoted Rate Loans pursuant to Section 2.20, or (iii) refuses to consent to an amendment to, or waiver of, any Loan Document or provision thereof, which amendment or waiver requires unanimous consent of all the Lenders, or all the Lenders with a Commitment for a particular Facility, in order to be effective; then the Administrative Agent may or the Borrower may (but neither shall be obligated to), upon notice to the Non-Consenting Lender (and the Administrative Agent, if applicable), require the Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.3) all of its interests, rights, duties and obligations under this Agreement and the Loan Documents to an Eligible Lender that shall assume such obligations (which assignee may be a Lender, if a Lender accepts such assignment); provided that:

(a)           if it is an assignment at the request of the Borrower, the Borrower shall have received the prior written consent of the Administrative Agent (and, if applicable, the Letter of Credit Issuer), which consent shall not unreasonably be withheld,

(b)           if it is an assignment at the request of the Administrative Agent and there is no Event of Default, the Borrower shall have consented to such assignment (and, if applicable, the Letter of Credit Issuer) which consents shall not be unreasonably withheld,

(c)           the interests, rights, duties and obligations of all Non-Consenting Lenders are similarly assigned to Eligible Lenders, and

(d)           the Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, and participations in unreimbursed Letter of Credit Exposure, if any, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the Eligible Lender (to the extent of such outstanding principal, accrued interest and accrued fees) or the Borrower (in the case of all other amounts).

Section 9.8           Disclosure of Information.  Each Lender Party shall keep confidential (and cause its officers, Directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished by any Obligor or any other Lender Party (the “Disclosed Information”).  Notwithstanding the foregoing, any Lender Party may disclose Disclosed Information (a) to any other Lender Party or any Affiliate of any Lender Party; (b) to legal counsel, accountants and other professional advisors to such Lender Party; (c) to any regulatory body having jurisdiction over such Lender Party; (d) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental agency or authority; (e) to the extent such Disclosed Information (i) becomes publicly available other than as a result of a breach of this Agreement; (ii) becomes available to such Lender Party on a non-confidential basis from a source other than an Obligor or a Subsidiary; or (iii) was available to such Lender Party on a non-confidential basis prior to its disclosure to such Lender Party by an Obligor or a Subsidiary; or (f) to the extent (A)  the Obligor or any Subsidiary shall have consented to such disclosure in writing; (B)  reasonably deemed necessary by any Lender Party in the enforcement of the remedies of the Lender Parties provided under the Loan Documents; or (C) necessary in connection with any potential assignment or participation in the interest granted hereunder, provided that any such potential assignee or participant shall have executed a confidentiality agreement imposing on such potential assignee or participant substantially the same obligations as are imposed on the Lender Parties under this Section 9.8.

Section 9.9           Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           Governing Law.  The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Colorado (other than its conflicts of laws rules), except to the extent the law of any other jurisdiction applies as to the perfection or enforcement of the Lender Parties’ Lien in any Collateral and except to the extent expressly provided to the contrary in any Loan Document.

(b)           Jurisdiction.  The parties hereby irrevocably agree that any dispute arising under or in any way relating to this Agreement or any of the other Loan Documents shall be litigated solely and exclusively in a state or federal court sitting in Denver, Colorado and in no other.  The Borrower hereby agrees that if it attempts to commence any action regarding a dispute arising under or in any way relating to this Agreement or any of the other Loan Documents in any court other than a state or federal court sitting in Denver, Colorado, the Administrative Agent or any Lender Party (at its sole and exclusive option) may obtain an immediate order dismissing such action for improper venue or an order transferring venue to a state or federal court sitting in Denver, Colorado.  The Borrower hereby irrevocably submits to the personal jurisdiction of any state or federal court sitting in Denver, Colorado in any action or proceeding arising out of or in any way relating to this Agreement or any of the other Loan Documents and waives any defense of forum non conveniens.  The Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to the Borrower, certified mail, return receipt requested, at its addresses specified Section 9.5 above.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           WAIVER OF JURY TRIAL.  THE BORROWER AND THE LENDER PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 9.10        Integration; Inconsistency.  This Agreement, together with the Loan Documents, comprise the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to such subject matter, superseding all prior oral or written understandings.  If any provision of a Loan Document is inconsistent with or conflicts with a comparable or similar provision appearing in this Agreement, the comparable or similar provision in this Agreement shall govern.

Section 9.11        Agreement Effectiveness.  This Agreement shall become effective upon delivery of fully executed counterparts hereof to each of the parties hereto.

Section 9.12        Advice from Independent Counsel.  The parties hereto understand that this Agreement is a legally binding agreement that may affect such party’s rights.  Each party hereto represents to the others that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

Section 9.13        Judicial Interpretation.  Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the

Person who itself through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Agreement.

Section 9.14        Binding Effect; No Assignment by Borrower.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender Parties and their respective successors and assigns; provided, however, that the Borrower may not assign any or all of its rights or obligations hereunder or any of its interest herein without the prior written consent of the Required Lenders.

Section 9.15        Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.16        Headings.  Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.17        Counterparts.  This Agreement and the other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Agreement or such other Loan Document, as the case may be, taken together, shall constitute but one and the same instrument.

Section 9.18        Customer Identification — USA Patriot Act Notice.  The Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Administrative Agent’s policies and practices, each Lender is required to obtain, verify and record certain information and documentation that identifies each Obligor, which information includes the name and address of each Obligor and such other information that will allow each Lender to identify each Obligor in accordance with the Act.

Section 9.19        Borrower’s Acknowledgement and Agreement Regarding Participations.  The Borrower acknowledges and agrees that CoBank and the Farm Credit Lenders identified on Exhibit O (the “Initial Farm Credit Participants”) have entered into certain Master Non-Recourse Participation Agreements (as may be amended, replaced, restated or supplemented from time to time, the “Participation Agreements”), whereby a certain percentage of CoBank’s Commitment and the Loans outstanding from time to time have been participated to the Initial Farm Credit Participants according to the terms of the Participation Agreements.  The Borrower and the Administrative Agent hereby consent to the Initial Farm Credit Participants becoming Voting Participants in accordance with Section 9.3(g), and acknowledge that the inclusion of this Section 9.19 in this Agreement constitutes receipt of the Voting Participant Notifications with respect to the Initial Farm Credit Participants as required by Section 9.3(g).

Section 9.20        Farm Credit Lender Equities.  Each party hereto acknowledges that each Lender that is a Farm Credit Lender has a statutory first lien on all of the Obligors’ Capital Stock in such Farm Credit Lender (the “Farm Credit Lender Equities”) pursuant to 12

U.S.C. §2131. Accordingly, and notwithstanding any other provision of this Agreement or any other Loan Document to the contrary: (a) the statutory lien of each Lender that is a Farm Credit Lender pursuant to 12 U.S.C. §2131 on the Farm Credit Lender Equities of such Lender shall be for the sole and exclusive benefit of such Lender, and such Farm Credit Lender Equities (or the proceeds thereof) shall not be subject to pro rata sharing with any other Lender hereunder or under the other Loan Documents; (b) no Lender that is a Farm Credit Lender shall have an obligation to retire the Farm Credit Lender Equities of such Lender upon the occurrence and during the continuance of an Event of Default or at any other time, either for application to the Obligations or otherwise; and (c) no Farm Credit Lender Equities of a Lender that is a Farm Credit Lender shall be offset against the Obligations owing to such Lender or otherwise taken into consideration for purposes of determining such Lender’s pro rata share of any interest hereunder.

Section 9.21        Patronage Distributions.  Notwithstanding any other provision in this Agreement or any other Loan Document to the contrary, (a) all Obligations owing to a Lender that is a Farm Credit Lender that are retained by such Lender for its own account and are not part of a sale of a participation interest or the assignment of any rights or obligations under the Loan Documents shall be entitled to patronage distributions in accordance with the bylaws of such Lender and its practices and procedures related to patronage distributions; and (b) any Obligations owing to a Lender that is a Farm Credit Lender that are not retained by such Farm Credit Lender for its own account and are part of a sale of a participation interest or the assignment of any rights or obligations under the Loan Documents shall not be entitled to any such patronage distributions.

Section 9.22        CoBank Bylaws and Capital Plan.  The Borrower acknowledges receipt of a copy of CoBank’s bylaws and capital plan, which describe the nature of CoBank equities and capitalization requirements. The Borrower agrees to comply with the requirements of CoBank’s bylaws and capital plan, as the same may be amended from time to time, including without limitation, provisions thereof applicable to patronage distributions. Each of the Borrower and CoBank represent to the other parties to this Agreement that the Borrower’s obligations under the terms of CoBank’s bylaws and capitalization plan do not conflict with the Borrower’s obligations under this Agreement or any other Loan Document, except as specifically provided in Section 9.20 and 9.21; provided, however, in the event such conflict is determined to exist, then to the extent of such conflict the terms of this Agreement and the other Loan Documents shall govern and be controlling.

Section 9.23        Release.  The Borrower, by its signature to this Agreement, hereby absolutely and unconditionally releases and forever discharges the Administrative Agent and the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former Directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever occurring or arising prior to the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

Section 9.24        Prior Agreements.  Upon satisfaction of the conditions precedent set forth in Section 3.1 hereof, the Prior Credit Agreement shall be and hereby is amended, superseded and restated in its entirety by the terms and provisions of this Agreement.  This Agreement shall not constitute a novation of the Prior Credit Agreement or the indebtedness created thereunder.  The Borrower shall have the obligation to pay any fees and interest under the Prior Credit Agreement accruing through the effective date of this Agreement.

Signature Pages Follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMERICAN CRYSTAL SUGAR COMPANY, as Borrower

By:	/s/ Samuel S.M. Wai
	Name:	Samuel S.M. Wai
	Title:	Treasurer

Signature Page to Amended and Restated Credit Agreement

COBANK, ACB,
as Administrative Agent, Lead Arranger, Lender and Letter of Credit Issuer

By:	/s/ Michael Tousignant
	Name:	Michael Tousignant
	Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Edward L. Cooper III
	Name:	Edward L. Cooper III
	Title:	Senior Vice President

Signature Page to Amended and Restated Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

Signature Page to Amended and Restated Credit Agreement

EXHIBITS AND SCHEDULES

Exhibit A	Commitments and Addresses

Exhibit B	Borrowing Base Certificate

Exhibit C	Pricing Grid

Exhibit D	Revolving Credit Facility Note

Exhibit E	Revolving Term Loan T01 Note

Exhibit F	Revolving Term Loan T06 Note

Exhibit G	Revolving Letter of Credit Note

Exhibit H	Borrowing Request

Exhibit I	Notice of Conversion to LIBO Rate

Exhibit J	Notice of Conversion to Quoted Rate

Exhibit K	Notice of Rollover of LIBO Rate

Exhibit L	Notice of Rollover of Quoted Rate

Exhibit M	Certificate of Officer as to Financial Statements

Exhibit N	Assignment and Assumption

Exhibit O	Initial Farm Credit Participants and Voting Participants

Schedule 4.1	Doing Business Names; Business Locations

Schedule 4.4	Capitalization; Organization Chart

Schedule 4.7	Litigation

Schedule 4.11	Plans

Schedule 4.12	Environmental Compliance

Schedule 4.18	Licenses, Compliance with Laws, Other Agreements

Schedule 6.1	Outstanding Liens

Schedule 6.2	Outstanding Indebtedness

Schedule 6.3	Outstanding Guaranties

Schedule 6.4	Additional Investments

Exhibit A

COMMITMENTS AND ADDRESSES

Name	Commitment Amounts	Notice Address

CoBank, ACB, as Administrative Agent	N/A	5500 South Quebec Street Greenwood Village, CO 80111 Attention: Jacquie Fredericks Phone: (303) 694-5833 Facsimile: (303) 796-1456 E-mail: jfreder@cobank.com

CoBank, ACB, as a Lender	Revolving Credit Facility Commitment: $242,000,000 Revolving Term Loan T01 Commitment: $48,707,402 Revolving Term Loan T06 Commitment: $65,000,000 Revolving Letter of Credit Commitment: $60,849,199.99	5500 South Quebec Street Greenwood Village, CO 80111 Attention: Jacquie Fredericks Phone: (303) 694-5833 Facsimile: (303) 796-1456 E-mail: jfreder@cobank.com

A-1

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	Revolving Credit Facility Commitment: $28,000,000 Revolving Term Loan T01 Commitment: $0 Revolving Term Loan T06 Commitment: $0 Revolving Letter of Credit Commitment: $0

1251 Avenue of the Americas
New York, NY 10020-1104
Attention: Portfolio Management Group
Phone: (212) 782-4206
Facsimile: (212) 782-6440

With a copy to:
Attention: Scott Ackerman, VP
601 Carlson Parkway, Suite 370
Minnetonka, MN 55305
Phone: (952) 473-7894
Facsimile: (952) 473-5152
E-mail: sackerman@us.mufg.jp

Wells Fargo Bank, National Association	Revolving Credit Facility Commitment: $50,000,000 Revolving Term Loan T01 Commitment: $0 Revolving Term Loan T06 Commitment: $0 Revolving Letter of Credit Commitment: $0	1740 Broadway Denver, CO 80274 Attention: Edward Cooper III Phone: (312) 845-9747 Facsimile: (312) 845-4462 Email: ed.cooper3@wellsfargo.com

A-2

Exhibit B

BORROWING BASE CERTIFICATE

Date:

CoBank, ACB

5500 South Quebec Street

Greenwood Village, CO 80111

Attention: Michael Tousignant

Re:          Amended and Restated Credit Agreement dated as of July 30, 2009 by and among American Crystal Sugar Company, as borrower, the Lenders from time to time party thereto, and CoBank, ACB, as administrative agent

In accordance with the above referenced agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), set forth below is the calculation of the Borrowing Base.

All capitalized terms used in this Certificate have the meanings given in the Credit Agreement.  All language used in this certificate is summary language, the exact language and meanings have the meanings given in the Credit Agreement.

A. ELIGIBLE ACCOUNTS
1.	Total Accounts as of .	$

2.	Ineligible Accounts:

	(a) Accounts over 90 days past due;	$

	(b) Accounts that are ineligible in accordance with subsections (b) through (i) of the definition of Eligible Accounts	$

[List all material ineligible Accounts]

3.	Total Ineligible Accounts (sum of lines 2(a) and (b)).	$

4.	TOTAL ELIGIBLE ACCOUNTS (Line 1 minus Line 3)	$

B. ELIGIBLE NET INVENTORY:
1.	Total Net Inventory as of .	$

2.	Net Inventory that is ineligible in accordance with subsections (a) through (e) of the definition of Eligible Net Inventory:	$

[List all material ineligible Net Inventory]

B-1

3.	TOTAL ELIGIBLE NET INVENTORY (Line 1 minus Line 2)	$

C. AGGREGATE SHORT-TERM LOAN AMOUNT:
1.	Revolving Credit Facility Outstanding Amount	$

2.	Principal amount outstanding of all Commodity Credit Corporation Loans	$

3.	Principal amount outstanding of all commercial paper issued by all Obligors	$

4.	AGGREGATE SHORT-TERM LOAN AMOUNT	$

D. BORROWING BASE:
1.	80% of Total Eligible Accounts	$

2.	75% of Total Eligible Net Inventory	$

3.	(Line 1 + Line 2)	$

4.	Aggregate Short-Term Loan Amount (Line C4)	$

5.	Unused Availability (Line D3 minus Line D4)	$

The Borrower hereby represents and warrants that this Borrowing Base Certificate is a true and correct statement regarding the status of matters set forth therein.  The Borrower hereby further represents and warrants that no Default or Event of Default has occurred and is continuing, except as disclosed in the accompanying letter.  In addition, the Borrower hereby acknowledges that any Revolving Credit Facility Advances made to the Borrower under the Credit Agreement will be based upon the Administrative Agent’s reliance on the information contained herein.

AMERICAN CRYSTAL SUGAR COMPANY

By:
Name:
Title:

B-2

Exhibit C

PRICING GRID

Level Status	Capitalization Ratio	Base Rate Margin	LIBOR Margin	Unused Commitment Fee
I	< 40%	1.00%	2.00%	0.375%
II	> 40% < 50%	1.25%	2.25%	0.375%
III	> 50%	1.75%	2.75%	0.50%

C-1

Exhibit D

REVOLVING CREDIT FACILITY NOTE

$	, 20
Denver, Colorado

For value received, AMERICAN CRYSTAL SUGAR COMPANY, a cooperative association formed under the laws of the State of Minnesota (the “Borrower”), promises to pay to the order of                          , a                                                    (the “Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of                                                    Dollars ($              ), or, if less, the aggregate unpaid principal amount of all Revolving Credit Facility Advances (as defined in the Credit Agreement) made by the Lender to the Borrower under the Amended and Restated Credit Agreement dated as of July 30, 2009 by and among the Borrower, the Lender, certain other Lenders from time to time party thereto and CoBank, ACB, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), together with interest on the unpaid principal balance hereof at such interest rates and payable at such times as are specified in the Credit Agreement.

This Note is a Revolving Credit Facility Note as defined in the Credit Agreement, and is issued subject and pursuant to the Credit Agreement, which, among other things, provides for the amount and date of payments of principal and interest required hereunder, acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined in the Credit Agreement), and prepayment hereof upon the occurrence of certain events.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

AMERICAN CRYSTAL SUGAR COMPANY

By:
Name:
Title:

D-1

Exhibit E

REVOLVING TERM LOAN T01 NOTE

$	, 20
Denver, Colorado

For value received, AMERICAN CRYSTAL SUGAR COMPANY, a cooperative association formed under the laws of the State of Minnesota (the “Borrower”), promises to pay to the order of                          , a                                                    (the “Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of                                                    Dollars ($              ), or, if less, the aggregate unpaid principal amount of all Revolving Term Loan T01 Advances (as defined in the Credit Agreement) made by the Lender to the Borrower under the Amended and Restated Credit Agreement dated as of July 30, 2009 by and among the Borrower, the Lender, certain other Lenders from time to time party thereto and CoBank, ACB, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), together with interest on the unpaid principal balance hereof at such interest rates and payable at such times as are specified in the Credit Agreement.

This Note is a Revolving Term Loan T01 Note as defined in the Credit Agreement, and is issued subject and pursuant to the Credit Agreement, which, among other things, provides for the amount and date of payments of principal and interest required hereunder, acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined in the Credit Agreement), and prepayment hereof upon the occurrence of certain events.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

AMERICAN CRYSTAL SUGAR COMPANY

By:
Name:
Title:

E-1

Exhibit F

REVOLVING TERM LOAN T06 NOTE

$	, 20
Denver, Colorado

For value received, AMERICAN CRYSTAL SUGAR COMPANY, a cooperative association formed under the laws of the State of Minnesota (the “Borrower”), promises to pay to the order of                          , a                                                    (the “Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of                                                    Dollars ($               ), or, if less, the aggregate unpaid principal amount of all Revolving Term Loan T06 Advances (as defined in the Credit Agreement) made by the Lender to the Borrower under the Amended and Restated Credit Agreement dated as of July 30, 2009 by and among the Borrower, the Lender, certain other Lenders from time to time party thereto and CoBank, ACB, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), together with interest on the unpaid principal balance hereof at such interest rates and payable at such times as are specified in the Credit Agreement.

This Note is a Revolving Term Loan T06 Note as defined in the Credit Agreement, and is issued subject and pursuant to the Credit Agreement, which, among other things, provides for the amount and date of payments of principal and interest required hereunder, acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined in the Credit Agreement), and prepayment hereof upon the occurrence of certain events.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

AMERICAN CRYSTAL SUGAR COMPANY

By:
Name:
Title:

F-1

Exhibit G

REVOLVING LETTER OF CREDIT NOTE

$	, 20
Denver, Colorado

For value received, AMERICAN CRYSTAL SUGAR COMPANY, a cooperative association formed under the laws of the State of Minnesota (the “Borrower”), promises to pay to the order of                          , a                                                   (the “Lender”), at such place as the Administrative Agent under the Credit Agreement defined below may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of                                                   Dollars ($                 ), or, if less, the aggregate unpaid principal amount of all Revolving Letter of Credit Advances (as defined in the Credit Agreement) made by the Lender to the Borrower under the Amended and Restated Credit Agreement dated as of July 30, 2009 by and among the Borrower, the Lender, certain other Lenders from time to time party thereto and CoBank, ACB, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), together with interest on the unpaid principal balance hereof at such interest rates and payable at such times as are specified in the Credit Agreement.

This Note is a Revolving Letter of Credit Note as defined in the Credit Agreement, and is issued subject and pursuant to the Credit Agreement, which, among other things, provides for the amount and date of payments of principal and interest required hereunder, acceleration of the maturity hereof upon the occurrence of an Event of Default (as defined in the Credit Agreement), and prepayment hereof upon the occurrence of certain events.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

AMERICAN CRYSTAL SUGAR COMPANY

By:
Name:
Title:

G-1

Exhibit H

BORROWING REQUEST

[                                  ,           ]

To:          CoBank, ACB, as Administrative Agent

5500 South Quebec Street

Greenwood Village, CO 80111

Attention: Michael Tousignant

We refer to that certain Amended and Restated Credit Agreement dated as of July 30, 2009 by and among AMERICAN CRYSTAL SUGAR COMPANY, a cooperative association formed under the laws of the State of Minnesota (the “Borrower”), the Lenders from time to time party thereto, and CoBank, ACB, a federally chartered banking organization, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

We hereby request or confirm our request for a Borrowing under the                      Facility, on the date, of the type(s) and in the amount(s) specified in Annex I attached hereto and request or confirm our request that each Lender make Advance(s) in such Lender’s Percentage of the requested Borrowing (the “Requested Advances”).

To induce the Lenders to make the Requested Advances, we hereby represent and warrant to the Lenders that:

(a)           For the Revolving Credit Facility Advances Only:  As of the date hereof and before giving effect to the Requested Advances, the Aggregate Short-Term Loan Amount was [$                        ].  After giving effect to the Requested Advances, the Aggregate Short-Term Loan Amount will be [$                            ].

(b)           No Default or Event of Default exists or will result from the making of the Requested Advances.

(c)           The conditions precedent set forth in Section 3.2 of the Credit Agreement are fully satisfied as of the date of the Requested Advances.

AMERICAN CRYSTAL SUGAR COMPANY

By:
Name:
Title:

ANNEX I

to Borrowing Request

Dated [                            ,          ]

Facility	Amount of Borrowing Request	Type of Advance (Base Rate, LIBO Rate, Quoted Rate)	Date of Borrowing	Interest Period (LIBO Rate)	Expiry Date of Interest Period (LIBO Rate)	Quoted Rate (*if applicable)	Quoted Rate Period (*if applicable)

* [To be completed by Administrative Agent]

Exhibit I

NOTICE OF CONVERSION TO LIBO RATE

[                              ,           ]

To:          CoBank, ACB, as Administrative Agent

5500 South Quebec Street

Greenwood Village, CO 80111

Attention: Michael Tousignant

We refer to that certain Amended and Restated Credit Agreement dated as of July 30, 2009 by and among AMERICAN CRYSTAL SUGAR COMPANY, a cooperative association formed under the laws of the State of Minnesota (the “Borrower”), the Lenders from time to time party thereto, and CoBank, ACB, a federally chartered banking organization, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.3 of the Credit Agreement, we hereby request or confirm our request that Base Rate Loans in the aggregate amount(s) specified in Annex I attached hereto be converted into LIBOR Loans (the “Requested Conversion(s)”) on the date(s) and for the Interest Period(s) specified in Annex I attached hereto and that each Lender make such conversion(s) in such Lender’s Percentage of the Requested Conversion(s).

To induce the Lenders to make the Requested Conversion(s), we hereby represent and warrant to the Lenders that no Default or Event of Default exists or will result from the making of any Requested Conversion(s).

AMERICAN CRYSTAL SUGAR COMPANY

By:
Name:
Title:

I-1

ANNEX I

to Notice of Conversion to LIBO Rate

Dated [               ,            ]

Facility under which Loans to be Converted are Outstanding	Amount to be Converted	Date of Conversion	Interest Period	Expiry Date of Interest Period	LIBO Rate*

* [To be completed by Administrative Agent]

I-2

Exhibit J

NOTICE OF CONVERSION TO QUOTED RATE

[                                 ,              ]

To:          CoBank, ACB, as Administrative Agent

5500 South Quebec Street

Greenwood Village, CO 80111

Attention: Michael Tousignant

We refer to that certain Amended and Restated Credit Agreement dated as of July 30, 2009 by and among AMERICAN CRYSTAL SUGAR COMPANY, a cooperative association formed under the laws of the State of Minnesota (the “Borrower”), the Lenders from time to time party thereto, and CoBank, ACB, a federally chartered banking organization, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.4 of the Credit Agreement, we hereby request or confirm our request that Base Rate Loans in the aggregate amount(s) specified in Annex I attached hereto be converted into Quoted Rate Loans (the “Requested Conversion(s)”) on the date(s) specified in Annex I attached hereto and that each Lender make such conversion(s) in such Lender’s Percentage of the Requested Conversion(s).

To induce the Lenders to make the Requested Conversion(s), we hereby represent and warrant to the Lenders that no Default or Event of Default exists or will result from the making of any Requested Conversion(s).

AMERICAN CRYSTAL SUGAR COMPANY

By:
Name:
Title:

J-1

ANNEX I

to Notice of Conversion to Quoted Rate
Dated [               ,            ]

Facility under which Loans to be Converted are Outstanding	Amount to be Converted	Date of Conversion	Type of Loan to be Converted	Quoted Rate*	Quoted Rate Period*

* [To be completed by Administrative Agent]

J-2

Exhibit K

NOTICE OF ROLLOVER OF LIBO RATE

[                                 ,              ]

To:          CoBank, ACB, as Administrative Agent

5500 South Quebec Street

Greenwood Village, CO 80111

Attention: Michael Tousignant

We refer to that certain Amended and Restated Credit Agreement dated as of July 30, 2009 by and among AMERICAN CRYSTAL SUGAR COMPANY, a cooperative association formed under the laws of the State of Minnesota (the “Borrower”), the Lenders from time to time party thereto, and CoBank, ACB, a federally chartered banking organization, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.5 of the Credit Agreement, we hereby request or confirm our request that LIBOR Loans in the aggregate amount(s) specified in Annex I attached hereto be renewed (the “Requested Renewal(s)”) on the date(s) and for the Interest Period(s) specified in Annex I attached hereto and that each Lender make such renewal(s) in such Lender’s Percentage of the Requested Renewal(s).

To induce the Lenders to make the Requested Renewal(s), we hereby represent and warrant to the Lenders that no Default or Event of Default exists or will result from the making of any such Requested Renewal(s).

AMERICAN CRYSTAL SUGAR COMPANY

By:
Name:
Title:

K-1

ANNEX I

to Notice of Rollover of LIBO Rate

Dated [               ,            ]

Facility under which Loans to be Renewed are Outstanding	Amount of LIBOR Loans to be Renewed	Expiring Interest Period	New Interest Period	Expiry Date of Interest Period

K-2

Exhibit L

NOTICE OF ROLLOVER OF QUOTED RATE

[                        ,             ]

To:                            CoBank, ACB, as Administrative Agent

5500 South Quebec Street

Greenwood Village, CO 80111

Attention: Michael Tousignant

We refer to that certain Amended and Restated Credit Agreement dated as of July 30, 2009 by and among AMERICAN CRYSTAL SUGAR COMPANY, a cooperative association formed under the laws of the State of Minnesota (the “Borrower”), the Lenders from time to time party thereto, and CoBank, ACB, a federally chartered banking organization, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

Pursuant to Section 2.6 of the Credit Agreement, we hereby request or confirm our request that Quoted Rate Loans in the aggregate amount(s) specified in Annex I attached hereto be renewed (the “Requested Renewal(s)”) on the date(s) and for the Quoted Rate Period(s) specified in Annex I attached hereto and that each Lender make such renewal(s) in such Lender’s Percentage of the Requested Renewal(s).

To induce the Lenders to make the Requested Renewal(s), we hereby represent and warrant to the Lenders that no Default or Event of Default exists or will result from the making of any such Requested Renewal(s).

AMERICAN CRYSTAL SUGAR COMPANY

By:
Name:
Title:

L-1

ANNEX I

to Notice of Rollover of Quoted Rate

Dated                 ,

Facility under which Loans to be Renewed are Outstanding	Amount of Quoted Rate Loans to be Renewed	Expiring Quoted Rate Period	New Quoted Rate Period	Expiry Date of Quoted Rate Period	Quoted Rate*

* [To be completed by Administrative Agent]

L-2

Exhibit M

CERTIFICATE OF OFFICER AS TO FINANCIAL STATEMENTS

[                          ,          ]

To:                            CoBank, ACB, as Administrative Agent

5500 South Quebec Street

Greenwood Village, CO 80111

Attention: Michael Tousignant

RE:                       Financial Statements — AMERICAN CRYSTAL SUGAR COMPANY (the “Borrower”)

We refer to that certain Amended and Restated Credit Agreement dated as of July 30, 2009 by and among AMERICAN CRYSTAL SUGAR COMPANY, a cooperative association formed under the laws of the State of Minnesota (the “Borrower”), the Lenders from time to time party thereto, and CoBank, ACB, a federally chartered banking organization, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

I hereby certify on behalf of the Borrower as follows:

1.                                      I am the duly qualified and acting treasurer of the Borrower, and I am familiar with the financial statements and financial affairs of the Consolidated Group, and am authorized to execute this Certificate on behalf of the Borrower.

2.                                      Pursuant to Section 5.1 of the Credit Agreement, attached are the required [audited financial statements of the Consolidated Group prepared by [                          ] as of and for the Fiscal Year ended [                                    , 20    ] / unaudited financial statements of the Consolidated Group as of and for the Fiscal Quarter ended [                 ,         ]] (the “Applicable Covenant Computation Date”).  Such financial statements have been prepared in accordance with GAAP, fairly present the financial condition of the Consolidated Group as of such date and the results of the Consolidated Group’s operations for the period then ended, prepared on a consolidated and consolidating basis, subject to year-end adjustments and footnotes, and conform to the applicable requirements of Section 5.1 of the Credit Agreement.

3.                                      The Borrower has obtained no knowledge of any Default or Event of Default, except as specifically stated on an attachment hereto (if any).

4.                                      The computations attached hereto in Annex I set forth the Borrower’s compliance or non-compliance with the requirements set forth in the Financial Covenants as of the Applicable Covenant Computation Date. Such computations have been prepared from, and on a basis consistent with, the financial statements attached hereto.

AMERICAN CRYSTAL SUGAR COMPANY

By:
Name:
Title:

Annex I
to Exhibit M

FINANCIAL COVENANT CALCULATIONS

Covenant	Required	Actual
Section 5.9 — Minimum Interest Coverage Ratio	Not less than 3.25 to 1.00	to 1.00
Section 5.10 — Maximum Capitalization Ratio	Not more than 0.55 to 1.00	to 1.00
Section 5.11 — Minimum Net Working Capital	Not less than: (a) $35,000,000 as of each Fiscal Year End; and (b) $15,000,000 as of each Covenant Compliance Date	(a) (b)

EXHIBIT N

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement dated as of July 30, 2009 by and among AMERICAN CRYSTAL SUGAR COMPANY, a cooperative association formed under the laws of the State of Minnesota (the “Borrower”), the Lenders from time to time party thereto, and CoBank, ACB, a federally chartered banking organization, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein but not otherwise defined shall have the same meanings assigned to them in the Credit Agreement.

[The][Each] Assignee hereby acknowledges receipt of a copy of the Credit Agreement.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with

(1)         For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2)         For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3)         Select as appropriate.

(4)         Include bracketed language if there are either multiple Assignors or multiple Assignees.

the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including but not limited to contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein, collectively, as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:	[
]

2.	Assignee[s]:	[
]

3.	Borrower(s):	[ ]

4.	Administrative Agent:	[ ], as the administrative agent under the Credit Agreement

5.	Assigned Interest[s]:

Assignor[s](5)	Assignee[s](6)	Facility Assigned(7)	Aggregate Amount of Commitment/ Loans for all Lenders(8)	Amount of Commitment/ Loans Assigned(8)	CUSIP Number
			$	$
			$	$
			$	$

(5)	List each Assignor, as appropriate.

(6)	List each Assignee, as appropriate.

(7)

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,” etc.)

(8)	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[6.          Trade Date:                                                           ](9)

(9)	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:   [                                    , 20    ] [TO BE INSERTED BY ADMINISTRATIVE AGENT, WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S](10)

[NAME OF ASSIGNOR]

By:

Name:

Title:

[NAME OF ASSIGNOR]

By:

Name:

Title:

ASSIGNEE[S](11)

[NAME OF ASSIGNEE]

By:

Name:

Title:

[NAME OF ASSIGNEE]

By:

Name:

Title:

(10)	Add additional signature blocks as needed.

(11)	Add additional signature blocks as needed.

[Consented to and](12) Accepted:

[NAME OF ADMINISTRATIVE AGENT], as
Administrative Agent

By

Title:

[Consented to:](13)

[NAME OF RELEVANT PARTY]

By

Title:

(12)	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(13)	To be added only if the consent of the Borrower and/or other parties (e.g. Letter of Credit Issuer) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section      (b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section      (b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section        thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Colorado.

Exhibit O

FARM CREDIT PARTICIPANTS

Name	Participation Amounts	Notice Address	Voting Participant

AgCountry Farm Credit Services, FLCA	Revolving Credit Facility Participation: $18,000,000 Revolving Term Loan T01 Participation: $0 Revolving Term Loan T06 Participation: $0 Revolving Letter of Credit Participation: $5,336,397.89	Jim Baltezore AgCountry, FCS 1900 44th Street South PO Box 6020 Fargo, ND 58103 Business Phone: 701-499-2579 Business Fax: 701-277-9054 EMail: jim.baltezore@agcountry.com	Yes

AgFirst Farm Credit Bank	Revolving Credit Facility Participation: $40,000,000 Revolving Term Loan T01 Participation: $0 Revolving Term Loan T06 Participation: $2,673,797 Revolving Letter of Credit Participation: $0	John Burnside AgFirst Farm Credit Bank 1401 Hampton Street Columbia, SC 29201 Business Phone: 803-753-2221 Business Fax: 803-254-4219 EMail: jburnside-servicing@agfirst.com	Yes

O-1

Bank of North Dakota	Revolving Credit Facility Participation: $20,000,000 Revolving Term Loan T01 Participation: $0 Revolving Term Loan T06 Participation: $0 Revolving Letter of Credit Participation: $0	Tom Redmann Bank of North Dakota 700 E. Main Avenue Bismarck, ND 58502-5509 Business Phone: 701-328-5671 Business Fax: 701-328-5731 EMail: tredmann@state.nd.us	Yes

Farm Credit Bank of Texas	Revolving Credit Facility Participation: $20,000,000 Revolving Term Loan T01 Participation: $0 Revolving Term Loan T06 Participation: $0 Revolving Letter of Credit Participation: $0	Isaac E. Bennett Farm Credit Bank of Texas 4801 Plaza on the Lake Drive Austin, TX 78746 Business Phone: 512-465-0717 Business Fax: 512-465-1832 EMail: isaac.bennett@farmcreditbank.com	Yes

Farm Credit Services of America, FLCA	Revolving Credit Facility Participation: $0 Revolving Term Loan T01 Participation: $0 Revolving Term Loan T06 Participation: $11,727,807 Revolving Letter of Credit Participation: $4,438,130.33	Curt Brown Farm Credit Services of America, FLCA 5015 South 118th Street Omaha, NE 68137 Business Phone: 402-348-3668 Business Fax: 402-348-3324 EMail: brownc@fcsamerica.com	Yes

N-2

Farm Credit Services of Mid-America, FLCA	Revolving Credit Facility Participation: $22,000,000 Revolving Term Loan T01 Participation: $0 Revolving Term Loan T06 Participation: $0 Revolving Letter of Credit Participation: $0	Ralph Bowman Farm Credit Services of Mid-America, FLCA 1601 UPS Drive Louisville, KY 40223 Business Phone: 502-420-3918 Business Fax: 502-420-3618 EMail: rbowman@e-farmcredit.com	Yes

First Pioneer Farm Credit, ACA	Revolving Credit Facility Participation: $0 Revolving Term Loan T01 Participation: $0 Revolving Term Loan T06 Participation: $10,708,618 Revolving Letter of Credit Participation: $4,266,562.38	James Papai First Pioneer Farm Credit, ACA 240 South Road Enfield, CT 06082 Business Phone: 860-741-4380 x261 Business Fax: 860-253-5565 EMail: james.papai@firstpioneer.com	Yes

Northwest Farm Credit Services, FLCA	Revolving Credit Facility Participation: $0 Revolving Term Loan T01 Participation: $0 Revolving Term Loan T06 Participation: $14,705,882 Revolving Letter of Credit Participation: $15,205,663.01	Northwest Farm Credit Services, FLCA 1700 S. Assembly Street Spokane, WA 99224 EMail: participations@farm-credit.com	Yes

N-3

U.S. AgBank, FCB

Revolving Credit Facility Participation:
$50,000,000

Revolving Term Loan T01 Participation:
$0

Revolving Term Loan T06 Participation:
$25,183,896

Revolving Letter of Credit Participation:
$6,545,036.93

	245 N. Waco Wichita, KS 67202 Attention: Travis Ball Phone: (316) 266-5448 Facsimile: (316) 291-5011 E-mail: travis.ball@usagbank.com	Yes

N-4

Schedule 4.1

DOING BUSINESS NAMES; BUSINESS LOCATIONS

Obligor	Names and Locations

American Crystal Sugar Company

Name, Trade Names, Etc.:  American Crystal Sugar Company

State of Organization:  Minnesota

Chief Executive Office: 101 Third Street North, Moorhead, MN 56560-1952

Principle Place of Business: 101 Third Street North, Moorhead, MN 56560-1952

Tax Identification Number: 84-0004720

Direct and Indirect Subsidiaries: Sidney Sugars Incorporated, ProGold Limited Liability Company, Crab Creek Sugar Company

Sidney Sugars Incorporated

Name, Trade Names, Etc.: Sidney Sugars Incorporated

State of Organization: Minnesota

Chief Executive Office: 101 Third Street North, Moorhead, MN 56560-1952

Principle Place of Business: 35140 County Road 125, Sidney, MT 59270

Tax Identification Number: 22-3874444

Direct and Indirect Subsidiaries: None

1

Schedule 4.4

CAPITALIZATION; ORGANIZATION CHART

Holder, Class and Percentage Interests of the Ownership of Each Obligor and Subsidiaries:

Borrower owns 100% of the outstanding capital stock of Sidney Sugars Incorporated (Guarantor).

Borrower owns 100% of the outstanding capital stock of Crab Creek Sugar Company.

Borrower owns 51% of the outstanding membership interests in ProGold Limited Liability Company.

Organization Chart:

1

Schedule 4.7

LITIGATION

None.

1

Schedule 4.11

PLANS

Retirement Plan A for Employees of American Crystal Sugar Company and for Employees of Sidney Sugars Incorporated.

Retirement Plan B for Employees of American Crystal Sugar Company and for Employees of Sidney Sugars Incorporated.

Group Employee Health Plan for Employees and Retirees of American Crystal Sugar Company.

Group Health Plan for employees and retirees of Sidney Sugars Incorporated.

1

Schedule 4.12

ENVIRONMENTAL COMPLIANCE

None.

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Schedule 4.18

LICENSES, COMPLIANCE WITH LAWS, OTHER AGREEMENTS

None.

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Schedule 6.1

OUTSTANDING LIENS

Liens in favor of the Noteholders (as defined in the Intercreditor Agreement) to secure the Senior Secured Notes (as defined in the Intercreditor Agreement).

Liens in favor of AgCountry Farm Credit Services, PCA, as evidenced by UCC filing #20023434494 filed on March 18, 2002, with the Minnesota Secretary of State against the Borrower as debtor.

Liens in favor of IBM Credit LLC, as evidenced by the following:  (i) UCC filing #200518456168 filed on October 21, 2005, with the Minnesota Secretary of State against the Borrower as debtor, (ii) UCC filing #200614578524 filed on December 7, 2006, with the Minnesota Secretary of State against the Borrower, and (iii) UCC filing #200716132381 filed on March 29, 2007, with the Minnesota Secretary of State against the Borrower.

Liens in favor of Farm Credit Leasing Services Corporation, as evidenced by UCC filing #200612520764 filed on June 27, 2006, with the Minnesota Secretary of State against the Borrower as debtor.

Liens in favor of RDO Equipment Co., as evidenced by the following: (i) UCC filing #200810993995 filed on March 17, 2008, with the Minnesota Secretary of State against the Borrower as debtor, and (ii) UCC filing #200811234423 filed on April 2, 2008 with the Minnesota Secretary of State against the Borrower as debtor.

Liens in favor of North Central Rental & Leasing LLC, as evidenced by the following:  (i) UCC filing #200811843478 filed on May 19, 2008, with the Minnesota Secretary of State against the Borrower as debtor, (ii) UCC filing #200915431532 filed on March 23, 2009, with the Minnesota Secretary of State against the Borrower as debtor, and (iii) UCC filing #200916118363 filed on May 15, 2009, with the Minnesota Secretary of State against the Borrower as debtor.

Liens in favor of American National Bank and Trust Company against the pollution control equipment located at Moorhead, Minnesota as security for the 2001A East Grand Forks Bonds and the 2001B East Grand Forks Bonds.

Liens in favor of Minn-Dak Farmers Cooperative and United States Sugar Corporation against marketing assets.

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Schedule 6.2

OUTSTANDING DEBT

Debt owed to the 1998 Noteholders (as defined in the Intercreditor Agreement) with respect to the 1998 Senior Secured Notes (as defined in the Intercreditor Agreement).

Debt owed to the 2003 Noteholders (as defined in the Intercreditor Agreement) with respect to the 2003 Senior Secured Notes (as defined in the Intercreditor Agreement).

Solid Waste Bonds (Traill County, North Dakota) in the aggregate principal amount of $27,330,000.

1997 City of Moorhead Bonds in the aggregate principal amount of $5,500,000.

2001A East Grand Forks Bonds in the aggregate principal amount of $2,715,000.

2001B East Grand Forks Bonds in the aggregate principal amount of $245,000.

2008 East Grand Forks Bonds in the aggregate principal amount of $34,350,000.

Debt owed to Wells Fargo Bank in connection with the Borrower’s $1,000,000 overnight line.

Debt owed by Sidney Sugars Incorporated to the Borrower in connection with intercompany loans.

Debt owed to the Obligor’s marketing pool (which includes Minn-Dak Farmers Cooperative and United States Sugar Corporation).

Debt secured by the Liens described on Schedule 6.1.

Debt guarantied pursuant to the Guaranties described on Schedule 6.3.

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Schedule 6.3

OUTSTANDING GUARANTIES

The Borrower has guaranteed the debt of Midwest Agri-Commodities Company in the aggregate principal amount of $5,150,000 owed to Co-Bank, ACB.

The Guarantor has guaranteed the Borrower’s debt owed to the Noteholders (as defined in the Intercreditor Agreement) with respect to the Senior Secured Notes (as defined in the Intercreditor Agreement).

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Schedule 6.4

EXISTING INVESTMENTS

Investments in the following entities as reflected on the Borrower’s financial statements:

Sidney Sugars Incorporated

ProGold Limited Liability Company

Crab Creek Sugar Company

United Sugars Corporation

Midwest Agri Commodities Company

Co-Bank, ACB

Other cooperatives (CHS and electric coops)

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